Execution Copy

STOCK PURCHASE AGREEMENT

by and among

GLOBISENS SHAREHOLDERS

GLOBISENS LTD.,

and

LOGICAL CHOICE CORPORATION

As of October 21, 2014

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 21, 2014, by and among (i) DOVI BRUKER, an individual (“Bruker” or the “Majority Globisens Shareholder”) and the other individuals who have executed this Agreement on the signature page hereof (each a “Minority Globisens Shareholder” and collectively, the “Minority Globisens Shareholders”); (ii) GLOBISENS LTD., a corporation organized under the laws of the State of Israel (“Globisens” or the “Company”); and (iii) LOGICAL CHOICE CORPORATION, a Nevada corporation (“LCC” or the “Buyer”).

The Majority Globisens Shareholder and the Minority Globisens Shareholders are hereinafter sometimes collectively referred as the “Globisens Shareholders” or “Sellers.” The Globisens Shareholders are hereinafter sometimes collectively referred to as the “Selling Parties” and the Globisens Shareholders, the Company and the Buyer are sometimes individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them as set forth on Annex I, annexed hereto. It is agreed and acknowledged that each of the Globisens Shareholders is entering into this Agreement severally and not jointly with the other Globisens Shareholders.

WHEREAS, the Company is engaged in, among other things, the business of designing, developing and selling education technology products and services (the “Business”);

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in this Agreement, the Globisens Shareholders and the board of directors of the Company desire to cause to consummate a transaction with the Buyer, pursuant to which the Globisens Shareholders, as collective owners of 100% of the Company’s outstanding capital stock, will sell all their shareholdings of the Company at the Closing (as defined below) in consideration for Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), payable in the manner hereinafter described (the “Transaction”); and

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in this Agreement, the Buyer is willing to acquire all Shares in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I.

THE TRANSACTION

1.1 Globisens Capitalization.

(a) As of the date of this Agreement, the Globisens Shareholders own 13,901 Ordinary Shares 0.01(NIS) par value per share (the “Ordinary Shares”) which represent of record and beneficially One Hundred Percent (100%) of the issued and outstanding share capital of the Company, as described in the capitalization table attached hereto as Annex A and made a part hereof (the “Capitalization Table”). As used in this Agreement, the term “Fully-Diluted Company Shares” shall mean the collective reference to (i) all issued and outstanding Company Ordinary Shares, (ii) all issued and outstanding Company preferred or preference shares (if any), (iii) all Ordinary Shares as may be issuable upon the exercise of all warrants, stock options or other rights granted to any Person to purchase such Company Ordinary Shares, and (iv) all Company Ordinary Shares that may be issued upon conversion into Company Ordinary Shares of notes, debentures, preferred stock or other securities convertible into such Company Ordinary Shares.

1.2 Acquisition of Subject Globisens Shares.

(a) On the “Closing Date” (herein defined), the Buyer shall acquire from the Globisens Shareholders, in consideration for the payment of aggregate amount of USD Five Million ($5,250,000) Dollars (the “Purchase Price”), an aggregate of Thirteen Thousand Nine Hundred and One (13,901) Company Ordinary Shares representing One Hundred One Percent (100%) of the Fully-Diluted Company Shares (the “Subject Globisens Shares”). At the Closing (as defined hereinafter) Buyer shall purchase (i) from Bruker a total of 8,693 Ordinary Shares, representing 62.54% of the Subject Shares, and (ii) from the Minority Globisens Shareholders, as follows: (A) from Benjamin Kaufman (“Kaufman”) a total of 2,780 Ordinary Shares, representing 20.00% of the Subject Shares, (B) from Alejandro Jose Merikanskas Halpern (“AJ Halpern”) a total of 1,005 Ordinary Shares, representing 7.23% of the Subject Shares, (C) from Arturo Leon Merikanskanskas Halpern (“AL Halpern”) a total of 1,005 Ordinary Shares, representing 7.23% of the Subject Shares, and (D) from Judith Anat Herzog (“Herzog”) a total of 417 Ordinary Shares, representing 3.00% of the Subject Shares. Accordingly, Bruker shall be entitled to 62.54% of the Purchase Price, Kaufman shall be entitled to 20.00% of the Purchase Price, AJ Halpern shall be entitled to 7.23% of the Purchase Price, AL Halpern shall be entitled to 7.23% of the Purchase Price and Herzog shall be entitled to 3.00% of the Purchase Price (for each such Globisens Shareholders, the “Pro Rata Entitlement”).

(b) At the closing of the Buyer’s purchase of the Subject Globisens Shares on the Closing Date (the “Closing”) and against payment of the Purchase Price, the Company shall deliver to the Buyer share certificates evidencing all of the Subject Globisens Shares, and upon the due transfer of the Subject Globisens Shares, Buyer shall be registered at the Company’s Registrar of Shareholders as the legal owner of the Subject Globisens Shares having good and marketable title to the Subject Globisens Shares, free and clear of all Encumbrances, other than as set forth in Section 1.4 below and the Pledge granted hereunder.

1.3 Purchase Price and Payment. The Purchase Price shall be payable to the Globisens Shareholders in full on the Closing Date as follows:

(a) The sum of Two Million Five Hundred Thousand ($2,500,000) Dollars (“Closing Cash Consideration”) shall be paid at Closing in cash by wire transfer of immediately available funds to the accounts designated by each Globisens Shareholder (which shall be distributed among such shareholders according to Annex A hereto) according to their Pro Rata Entitlement ; it being understood by the Parties that (i) the Closing Cash Consideration shall be paid out of the net proceeds of the “Buyer IPO” described below and (ii) Buyer shall at all times, ensure sufficient funds to be paid upon exercise of the Put Option (described below); and

 (b) The sum of Two Million Seven Hundred Fifty Thousand ($2,750,000) Dollars shall be paid at Closing by delivery and transfer of an aggregate of Two Million Seven Hundred and Fifty Thousand ($2,750,000) Dollars of common stock, $0.001 par value per share (the “Buyer Common Stock”). On the Closing Date, Buyer shall deliver and transfer for the benefit of each of the Globisens Shareholders its applicable “Pro Rata Entitlement” of Buyer Common Stock as detailed in Annex A attached hereto. Such applicable Buyer Common Stock shall be delivered to a trustee designated according to the ITA (as defined below) (the “Common Stock Trustee), that number of shares of the Buyer Common Stock as shall be determined by dividing (i) (USD) $2,750,000, by (ii) the per share price at which shares of Buyer Common Stock is initially offered to the public in the Buyer IPO (the “Buyer Shares”); provided, however, that in no event shall the Buyer Shares represent less than 3.437% of the issued and outstanding “Buyer Fully-Diluted Common Stock” (herein defined) immediately prior to the Buyer IPO, based on a (USD) Eighty Million Dollar ($80,000,000) valuation of all Buyer Fully-Diluted Common Stock immediately prior to the Buyer IPO (the “Market Valuation”). In the event that for any reason, the Market Valuation in the Buyer IPO shall be less than (USD) $80,000,000, the percentage of the Buyer Fully-Diluted Common Stock represented by the Buyer Shares shall be proportionately increased. The term “Buyer Fully-Diluted Common Stock” shall mean the collective reference to (i) all issued and outstanding Buyer Common Stock, (ii) all issued and outstanding Buyer preferred or preference shares (if any), (iii) all Common Stock as may be issuable upon the exercise of all warrants, stock options or other rights granted to any Person to purchase such Buyer Common Stock, and (iv) all Buyer Common Stock that may be issued upon conversion into Buyer Common Stock of notes, debentures, preferred stock or other securities convertible into such Buyer Common Stock.

(c) Upon execution of this Agreement Buyer shall wire transfer to Company’s bank account an amount of $44,000 (the “Primary Company’s Expenses”) in order to pay for the Company’s expenses incurred for the preparation of the “Required Financial Statements” (defined below) through June 30, 2014 and the Pre-Ruling ( as defined below). In the event that the Buyer shall require a review of the September 30, 2014 quarterly financial statements of the Company or an audit of the Company’s fiscal year 2014 financial statements for the Buyer IPO as part of the “Required Financial Statements” (defined herein), the costs of the review or audit of such Required Financial Statements shall be borne by the Buyer.

1.4 Put Option; Lock Up Agreement and Trustee Instructions Agreement.

(a) In order to secure the value of the Buyer Shares, subject to the terms and conditions of this Section 1.4, on the Closing Date the Buyer shall grant to the Globisens Shareholders an option (the “Put Option”), exercisable at any time during the two (2) year period, commencing after two (2) years following the Closing Date and ending four (4) years following the Closing Date (the “Put Option Period”), to cause the Buyer to redeem and repurchase all or a portion of the Buyer Shares from each of Globisens Shareholders according to their Pro Rata Entitlement, at a price for each Buyer Share made subject to such Put Option based on a (USD) Two Million Seven Hundred and Fifty Thousand ($2,750,000) Dollars value for all of such Buyer Shares (the “Put Option Price”). The Put Option may be exercised at any time or from time to time, during the Put Option Period, upon thirty (30) days prior written notice to the Buyer given by Bruker as a representative of the Globisens Shareholders (the “Representative”) on behalf of the Globisens Shareholders.

(b) From the Closing Date to and for two (2) years thereafter and until the commencement of the Put Option Period (the “Lock Up Period”), unless otherwise approved by the Buyer and the managing underwriter of the Buyer Common Stock in connection with the Buyer IPO (the “Underwriter”), the Globisens Shareholders shall not sell, transfer, hypothecate or assign (collectively, “Transfer”) any of their Buyer Shares. Upon the commencement of the Put Option Period, there shall be no restrictions on Transfer of the Buyer Shares.

(c) Notwithstanding the foregoing or any other provision of this Agreement, in the event that at any time during the Put Option Period all of the Buyer Shares (i) shall have been registered for resale under the United States Securities Act of 1933, as amended (the “Securities Act”), or may immediately be resold to the public without restriction pursuant to an applicable exemption from the registration requirements of the Securities Act (either, the “Salable Shares”), and (ii) any or all of such Salable Shares have been sold by the Globisens Shareholders at a price per Buyer Share that equals or exceeds the initial per share offering price in which shares of Buyer Common Stock were sold to the public in the Buyer IPO (the “IPO Offering Price”), the dollar amount and number of Buyer Shares that Buyer is obligated to purchase upon exercise of the Put Option shall be reduced by the dollar value of the number of Salable Shares that were sold by the Globisens Shareholders. For the avoidance of doubt, if (x) the initial per share offering price in which shares of Buyer Common Stock were sold to the public in the Buyer IPO is $5.00 and the number of Buyer Shares is 550,000 Buyer Shares (valued at $2,750,000) and (y) the number of Salable Shares sold by Globisens Shareholders is 300,000 Buyer Shares sold at a price of $7.50 per share (valued at $2,250,000), then the Put Option may only be exercised for 100,000 additional Buyer Shares for $5.00 per share, or $500,000. The remaining 150,000 Buyer Shares would be retained by the Globisens Shareholders.

Nothing contained in this Section 1.4(c) shall require Globisens Shareholders to sell Salable Shares at or above the IPO Offering Price during the Put Option Period; provided, however, that, if any of the Globisens Shareholders elects, either at the commencement of or during the Put Option Period, not to sell otherwise Salable Shares at or above the IPO Offering Price, in lieu of the Buyer being required to repurchase the Buyer Shares upon exercise of the Put Option, the Buyer or its Affiliates may at any time during the Put Option Period, either prior to or following exercise of such Put Option, shall have the right to arrange for a third party to purchase in a brokers transaction or otherwise such Salable Shares at a price equal, to or higher than the IPO Offering Price; in which event, if the Globisens Shareholder(s) shall not sell their Salable Shares to such third party for cash at the IPO Offering Price, or at a higher price as shall be offered, the Put Option shall expire.

(d) In order to secure the exercise of the Put Option and the payment thereunder, on the Closing Date, (i) the Buyer shall deliver to Arad & Co. Trust Ltd. attn: Lior Kwintner, Esq. 1 Kermenitzki St., Tel-Aviv 6789901, Israel (the “Trustee”) the applicable share certificates and executed Transfer Deeds evidencing 100% of the Subject Globisens Shares purchased by the Buyer at the Closing and (ii) execute a deed of first priority pledge in the form attached hereto as Exhibit 1.5(d)(ii) (the “Deed of Pledge” or the Pledge”). The Trustee shall hold the Transfer Deeds and Subject Globisens Shares certificates under a Trustee Instructions Agreement among the Globisens Shareholders, the Company, the Buyer and the Trustee, in the form annexed hereto as Exhibit 1.4(b) and made a part hereof (the “Trustee Instructions Agreement”). Such Trustee Instructions Agreement shall provide, inter alia, that in the event that the Put Option shall be exercised and the Buyer shall, within thirty (30) days from the exercise of the Put Option, fail to redeem and repurchase the Buyer Shares for the full Put Option Price (“Buyer Repurchase Failure”) then and in such event all Subject Globisens Shares shall be returned and transferred by the Trustee to the Globisens Shareholders free and clear of all Encumbrances according to their Pro Rata Entitlement.

(e) It is clarified agreed and understood that in any event, including upon the return and transfer of the Subject Globisens Shares according to the immediate preceding Section 1.4(d), the Globisens Shareholders shall always retain the full cash portion of the Purchase Price paid at the Closing. In no event shall the number of Subject Globisens Shares that are subject to the Put Option be reduced if there shall be a Buyer Repurchase Failure. Additionally, the Trustee Instructions Agreement shall provide that upon timely payment of the Put Option Price or upon the expiration of the Put Option, all of the certificates evidencing the Subject Globisens Shares and related Transfer Deeds shall be promptly returned by the Trustee to the Buyer.

(c) Subject to the requirements of the tax laws of the State of Israel, if the Put Option is exercisable, but not exercised during the Put Option Period, the Buyer Shares shall continue to be held by the Common Stock Trustee until the expiration of four (4) years from the Closing Date.

1.5 Closing.

(a) Time and Place of the Closing; Buyer IPO. The closing of this Agreement and the transactions contemplated hereby (the “Closing”) shall take place on a date (the “Closing Date”) shall be immediately following the Buyer’s consummation of its initial public offering on The NASDAQ Stock Market or the NYSE:American Stock Exchange of Buyer Common Stock (the “Buyer IPO”) pursuant to a registration statement on Form S-1 (the “Registration Statement”) that is declared effective by the United States Securities and Exchange Commission (“SEC”). The Closing shall take place at the offices of the counsel to the Buyer or remotely via the exchange of documents and signatures as the Buyer and the Globisens Shareholders mutually agreed upon, in writing. Notwithstanding the foregoing, the Closing Date shall occur on or before March 31, 2015 (the “Outside Closing Date”), unless such Outside Closing Date shall be extended by mutual written agreement of Representative and the Buyer.

(b) Required Financial Statements. In connection with the Buyer IPO, the Sellers shall cause the Company to deliver to the Buyer:

(i) by a date which shall be not later than September 30, 2014, the audited balance sheet, statement of operations, statement of cash flows and statement of stockholders equity of the Company as at December 31, 2012 and December 31, 2013 and for the two fiscal years the ended (the “2012 and 2013 Financial Statements”);

(ii) if required under Regulation D and Regulation S-X, as promulgated under the United States Securities Act of 1933, as amended, following the date of this Agreement, the audited balance sheet, statement of operations, statement of cash flows and statement of stockholders equity of the Company as at December 31, 2014 and for the fiscal year the ended (the “2014 Financial Statement” and together with the 2012 and 2013 Financial Statements, the “Audited Financial Statements”); and

(iii) the comparative unaudited financial statements of the Company for the comparative nine month periods ended September 30, 2013 and September 30, 2014 (the “Unaudited Financial Statements”), which Unaudited Financial Statements shall be updated by the Company to a date which shall be 45 days prior to the effective date of the Registration Statement

The Audited Financial Statements and the Unaudited Financial Statements are collectively referred to in this Agreement as the “Required Financial Statements”). Such Required Financial Statements shall include a balance sheet, statement of income and statement of cash flows and the Audited Financial Statements shall be accompanied by the audit report of an accounting firm that is qualified to audit financial statements of United States publicly traded companies.

(c) Tax Pre-Ruling. The Transaction contemplated herein is subject to the grant prior to the Closing Date of a tax pre-ruling by the ITA according to Section 104H of the Israeli Income Tax Act (the “Pre-Ruling”). The parties hereto acknowledge and agree that there is no assurance that such Pre-Ruling shall be granted.

(d) Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

(i) Share Transfer Deed. Share Transfer Deed in respect of the Subject Globisens Shares, effectuating the transfer thereof to the Buyer, in the form attached hereto as Exhibit 1.5(d)(i), shall be signed by the each Globisens Shareholder and the Buyer (the “Deed”); according to Section 1.4(b), Buyer shall sign a new transfer Deed to be deposited with the Trustee;

(ii) Deed of Pledge. Deed of Pledge and certificates to be dully issued to the Registrar of Pledges in Israel, in the forms attached hereto as Exhibit 1.5(d)(ii), shall be executed by the applicable parties. Buyer shall provide certified and notarized copies (from its state of incorporation) of (i) Buyer’s certificate of incorporation, and (ii) Buyer’s Good Standing certificate, valid as of Closing Date;

(iii) Share Certificates; Registration. The Company shall provide the Buyer with a validly executed share certificate in the form attached hereto as Exhibit 1.5(d) (iii), in the name of Buyer reflecting the Subject Globisens Shares being purchased by the Buyer on the Closing Date, and the Company shall register the allotment of such Shares in the Company’s shareholders register including an indication of the pledge of such shares, together with completed notice of such issuance to the Israeli Registrar of Companies acceptable for filing after the Closing.

(iv) Board Resolutions. The Company shall provide the Buyer with a copy of duly executed resolutions of the Board, in the form attached hereto as Exhibit 1.5(d)(iv), by which, inter alia (a) the Board recommends to the Company’s shareholders to replace the current Articles of Association of the Company with the Amended Articles (as defined below), (b) the board authorizes the sale and transfer of the Subject Globisens Shares in accordance with and subject to, the terms of this Agreement (at the Closing).

(v) Shareholders Resolution. The Company shall provide Buyer with a copy of duly executed resolutions of the Company’s shareholders in the form attached hereto as Exhibit 1.5(d)(v), by which, inter alia, the resolutions of the Board referred to in Section 1.5(b)(iv) shall have been approved,

(vi) Amended Articles. The Shareholders resolution referred to in Exhibit 1.5(b)(v) shall also approve (A) replacing the current Articles of Association of the Company with new Articles of Association (“Amended Articles”) in the form attached hereto as Exhibit 1.5(d)(vi) and (B) the terms of Bruker’s new Employment Agreement.

(vii) Required Financial Statements. The Company shall have previously timely provided the Buyer with the Required Financial Statements.

(viii) Pre-Ruling; Withholding Tax. The Tax Pre-Ruling shall have been granted by the Israeli income tax authorities (“ITA”) and each Globisens Shareholders shall provide Buyer and the Company with a duly issued written confirmation from the Israeli income tax authorities (“ITA”) of an exemption from deduction at source with respect to the Buyer Shares portion of the Purchase Price.

(ix) Payment of the Closing Cash Consideration. The Buyer will pay the Closing Cash Consideration ($2,500,000) to each of Globisens Shareholders according to Annex A by wire transfer of immediately available funds to each Globisens Shareholder bank account, in accordance with the details specified for each such shareholder in Exhibit 1.5 (d) (ix) (“Transfer Instructions”).

(x) Delivery of Buyer Common Stock. Buyer shall deliver to each Globisens Shareholder, stock certificates registered in the name of each of the Globisens Shareholders or the Common Stock Trustee and evidencing his or its Pro Rata Entitlement of Buyer Common Stock. The Buyer Common Stock shall be accompanied by a separate stock power, duly executed in blank by each Globisens Shareholder, to be delivered by the Common Stock Trustee to the Buyer if the Put Option is exercised pursuant to Section 1.4 of this Agreement. Similarly, the Buyer Shares shall be delivered to the Common Stock Trustee to be held pursuant to Section 1.4(c) of this Agreement.

(xi) Employment of Bruker. On the Closing Date, Dovi Bruker and the Company shall amend Bruker’s employment terms and enter into a new employment agreement in the form attached hereto as Exhibit 1.5(d)(xi) (the “Bruker Employment Agreement”).

(xii) Execution of Agreements. The agreements and documents attached hereto as Exhibits, shall have been executed and delivered by the applicable parties thereto

(e) It is agreed that all Annexes and/or Exhibits which are not attached to this Agreement upon signing, shall be completed by the Parties and be attached hereto until Closing.

ARTICLE II.

INTERIM PERIOD

2.1 Conduct of the Company. Except as (i) is expressly contemplated by this Agreement, (ii) may be required by applicable law, or (iii) may be agreed in advance and in writing, between Buyer and the Representative of the Globisens Shareholders, or, if under applicable law the decision is taken solely at the Board level, the approval of the directors appointed by Bruker, until the expiration of the Put Option, the Company shall conduct its business in the ordinary course and, to the extent consistent therewith, shall use commercially reasonable efforts to preserve intact its business organizations and relationships with customers, suppliers, legal counsel, distributors, creditors, lessors, unions, employees and business associates in all material respects. Without limiting the generality of the foregoing, subject to the exceptions set forth in clauses (i) through (iii) above, from the Closing Date until the earlier of (a) the payment according to the Put Option or (b) the expiration of the Put Option (the “Interim Period”), without the prior written approval of the Representative, the Company shall not:

(a) amend or otherwise modify its Amended Articles;

(b) (i) redeem, repurchase or otherwise acquire any of its share capital or other securities, (ii) issue, sell, pledge, dispose of or encumber any share capital, or securities convertible into or exchangeable for any share capital, or (iii) split, combine or reclassify any of its share capital (iii) register any transfer of the Subject Globisens Shares or new Encumbrance of such Shares (other than to the benefit of Globisens Shareholders according to the terms of this Agreement);

(c) merge or consolidate with, or acquire all or substantially all of the assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or effect an acquisition of shares or assets (including by way of merger) of another company;

(d) sell, lease, license or otherwise distribute or dispose of any material assets or property, except the sale of inventory in the ordinary course of business;

(e) (i) incur, assume, guarantee or modify any indebtedness for borrowed money in excess of $100,000, individually or in the aggregate, or (ii) create, incur or suffer to exist any Encumbrance upon any of its assets or properties in excess of $100,000, individually or in the aggregate, except in the ordinary course of business consistent with past practice;

(f) transfer or license to any third party or otherwise extend, amend or modify any rights to any Company IP, other than non-exclusive licenses to the extent such licenses are an integral part of the sale of inventory in the ordinary course of business or pursuant to any Company Contract (that has been made available to Buyer prior to the date hereof);

(g) change the manufacturer/production facility of the Company;

(h) increase the size of the Board or change the composition of the Board;

(i) effect any dissolution, liquidation or other winding up of the Company or the cessation of all or a substantial part of the business of the Company;

(j) except for a material breach by Bruker of his obligations and agreement under the Bruker Employment Agreement, appoint or remove the Company’s CEO;

(k) change or and/or effect any deviation therefrom from the 2 year annual operating plan and budget previously furnished by the Company to the Buyer.

(l) declare or pay any cash dividends or make any cash distributions to its shareholders .

2.2 Other Definitions. Unless otherwise defined in the body of this Agreement, all other capitalized terms shall have the same meaning as they are defined on Annex I, annexed to this Agreement and made a part hereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BRUKER

Each of the Company and Bruker (collectively, the “Article III Parties”) do hereby jointly and severally make the following representations and warranties to the Buyer; provided, however, that except for the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.3 (all of which shall survive the Closing), all of the other representations and warranties of the Company and Bruker shall terminate as at the Closing Date and be of no further force or effect. The representations and warranties of the Company and Bruker contained in Sections 3.1 through 3.3 shall survive Closing indefinitely.

3.1 Due Organization and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Israel and has the power and lawful authority to own, lease and operate its assets, properties and business and to carry on its Business as now conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification.

3.2 Authority to Execute and Perform Agreements. The Company has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and all other “Transaction Documents” and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation by the Selling Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary Company’s corporate actions. This Agreement and the Transaction Documents have all been duly executed and delivered and are the valid and binding obligations of the Article III Parties enforceable against them in accordance with their terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.

3.3 Ownership of Company Ordinary Shares.

(a) According to the Capitalization Table attached hereto, the Globisens Shareholders are or until the Closing shall be, the record and beneficial owner of all and not less than all of the Company Shares; and the Subject Globisens Shares represent and will represent one hundred percent (100%) of the Fully-Diluted Company Ordinary Shares that is issued or issuable as at the date of this Agreement and will be issued and outstanding as at the Closing Date.

3.4 Tax Matters.

(a) All Tax Returns with respect to the Company that are required to be filed before the Closing Date, have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could result in the Buyer being liable for such Taxes or could give rise to a Lien on the Company Ordinary Shares.

(b) There is no pending or, to the Knowledge of the Article III Parties, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of the Company.

(c) The Company’s tax benefits and terms granted under its tax scheme as a “beneficiary plant” are described in Schedule 3.4.(c) attached hereto.

3.5 Compliance with Laws; Permits.

(a) To the Knowledge of the Article III Parties, the Company has not violated any Laws, which violation has had or is reasonably expected to have a material adverse effect on the Company. To the Knowledge of the Article III Parties, the Company has not made any illegal payment to officers or employees of any Governmental or Regulatory Authority, or made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices that violate any Laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Company. The Company is not aware of facts that (with or without notice or lapse of time, or both) could result in the Company being in violation of any Law.

3.6 No Breach. The Globisens Shareholders’ execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a modification of the effect of or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Company’s Articles of Association ; (ii) to its knowledge, any Contract to which the Company or the Company Stockholders are a party or by or to which it or any of their assets are bound or subject; or (iii) to its knowledge, any Permit.

3.7 Litigation. Except as set forth on Schedule 3.7, neither the Company nor, to the Knowledge of the Article III Parties, any of its officers, directors or employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

3.8 Employment Matters. Except as set forth on Schedule 3.8, the Company is not a party to any employment agreement, work-for-hire agreement or collective bargaining agreement.

3.9 Contracts. All material Contracts binding upon the Company that are set forth on (or required to be set forth on) Schedule 3.9 and on other Schedules hereto have been delivered or made available to the Buyer (or where a Contract is other than in writing, Schedule 3.9 contains a summary of the material terms of such Contract) .

3.10 Title to Assets. Except as disclosed on Schedule 3.10, the Company owns outright and has good and marketable title to, or a valid leasehold interest in, all of its assets, free and clear of all Encumbrances. On the Closing Date, all of the assets and properties of the Company shall be free and clear of all Encumbrances.

3.11 Condition and Sufficiency of Equipment. All of the computers, servers and other equipment used by the Company in the operation of its Business (the “Equipment”) are in the reasonable judgment of the Company, in good operating condition and sufficient to enable the Company to conduct its Business as presently conducted.

3.12 Third Party Products. Schedule 3.12 sets forth a true and complete list of all products or services of the Company, which relate to the Company’s Business, currently being developed, sold or offered for sale by the Company which have been developed for others by Persons other than the Company (the “Third Party Products”).

3.13 Customer and Supplier Lists.

(a) Attached to Schedule 3.13(a) is a true and correct list of the Key Customers and Key Suppliers as of the date of this Agreement. Such customer list accurately contains the name and address, contract expiration date for each Key Customer. The Company has not licensed, sold or granted any rights to any Person to use any of such lists. The supplier list accurately contains the name and address, contract expiration date for each Key Supplier.

(b) Except as set forth on Schedule 3.13(b), to the Knowledge of the Article III Parties, there has been no written notice that any material customer or supplier of the Company: (i) intends to terminate its agreements with the Company, or otherwise modify its relationship with the Company, or (ii) that the acquisition of the Company Ordinary Shares by the Buyer will materially and adversely affect the relationships of the Buyer (as successor to the Business) with such customers or suppliers.

3.14 Operation of the Business. Except as set forth on Schedule 3.14 in connection with this Agreement or in connection with the businesses, the Company has not since June 30, 2014:

(a) except for content or Equipment or inventory acquired in the Ordinary Course, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Persons or made any commitments to do any of the foregoing;

(b) except in the Ordinary Course, made any sale, assignment, transfer or license of any Products;

(c) except in the Ordinary Course, entered into or amended, or agreed to enter into or amend any Contract to which it is a party or to which it or its assets or properties related to the Company’s Business are bound or subject;

(d) Except as provided otherwise provided in this Agreement, hired, or agreed to hire, any Person to perform material services in connection with the Company’s Business; entered into or amended, or agreed to enter into or amend, any employment agreement of any employee; made or agreed to make any material payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives;

(e) terminated or agreed to terminate, or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract that is or was material to its assets, properties, business, operations or condition (financial or otherwise) relating to the Business;

(f) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties, business, operations, condition (financial or otherwise) or prospects of the Business;

(g) Except as provided in elsewhere in this Agreement, established or increased any bonus, commission, insurance, retention, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, performance awards or restricted stock awards) or other employee benefit plan or arrangement, increased any salary or otherwise increased the compensation payable to or to become payable to any Employee;

(h) entered into any employment or severance agreement with any current or former employee providing services with respect to the Business;

(i) failed to make any payment to any creditor as they have become due and payable;

3.15 Financial Statements, Business Plan and Projections. The Company has supplied or will supply the Buyer according to this Agreement with (i) the unaudited financial statements of the Company, consisting of its balance sheet, statement of operations and statement of cash flows, as of December 31, 2012 and December 31, 2013, and for the two fiscal years then ended (the “Annual Financial Statements”) and the unaudited financial statements for the comparative nine month periods ended September 30, 2013 and September 30, 2014 (the “Interim Financial Statements”). The Annual Financial Statements have or when delivered, will have (i) been prepared in accordance with US GAAP or International Financial Reporting Accounting Standards (“IFRAS”), (ii) reflect all assets, liabilities and results of operations of the Company as at and for the fiscal periods applicable thereto as required in accordance with US GAAP or IFRAS. On or before the Closing Date, the Company shall furnish the Buyer with the Required Financial Statements, as provided elsewhere in this Agreement. The Buyer acknowledges that the Company has furnished to the Buyer the business plan and projections of the Company for the balance of 2014. In addition to the foregoing the Globisens Shareholders shall cause the Company to provide the Buyer with the “Required Financial Statements” (herein defined).

3.16 Intellectual Property.

(a) Schedule 3.16(a) sets forth, with respect to the Company, a complete and accurate list of all “Intellectual Property” (as that term is defined on Annex I to this Agreement) which is owned, licensed, leased or otherwise used by the Company.

(b) Schedule 3.16(b) sets forth a complete and accurate list of all material agreements to which the Company is a party or otherwise bound (i) granting or obtaining any right to use or practice any rights under any Intellectual Property or (ii) restricting the rights of the Company to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of all Parties thereto, enforceable in accordance with their terms, and, to the Knowledge of the Article III Parties, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such License Agreement. The Company has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements.

(c) Except as set forth on Schedule 3.16:

(i) The Company owns, or has a valid right to use, free and clear of all Encumbrances, all of the Intellectual Property.

(ii) The Intellectual Property owned by the Company, and to the Knowledge of the Article III Parties, any Intellectual Property used by the Company, is subsisting, in full force and effect, has not been cancelled, expired, or abandoned, and is valid and enforceable.

(iii) There is no pending or, to the Knowledge of the Article III Parties threatened, claim, suit, arbitration or other adversarial Legal Proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) involving the Intellectual Property owned by the Company, or, to the Knowledge of the Article III Parties, the Intellectual Property licensed to the Company, (B) alleging that the activities or the conduct of the Company’s Business do, or will, infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or (C) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by the Company.

(iv) To the Knowledge of the Article III Parties the conduct of its Business does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. To the Knowledge of the Article III Parties, no third party is misappropriating, infringing, or violating any Intellectual Property owned or used by the Company and no such claims, suits, arbitration or other adversarial proceedings which have been brought against any third party by the Company remain unresolved.

(v) The Company has taken all necessary measures to protect the confidentiality of its Trade Secrets, including (i) requiring each individual person employed by the Company as of the Closing Date to execute an Employee Confidentiality Agreement, the form of which has been furnished to Buyer. To the knowledge of the Company, no Trade Secrets have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement. To the knowledge of the Company, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof.

3.17 Full Disclosure. The Company has made available to Buyer all the information reasonably available to the Company that the Buyer has requested for deciding whether to acquire the Subject Globisens Shares, all such information has been provided to Buyer’s satisfaction. To the Knowledge of the Article III Parties, all documents and other papers delivered to the Buyer by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. To the Knowledge of the Article III Parties, such documents and this Agreement do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

3.18 No Broker. Except as set forth on Schedule 3.18 hereto, to the Company’s knowledge no broker, finder, agent or similar intermediary has acted for or on behalf of the Globisens Shareholders in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Globisens Shareholders or any action taken by the Globisens Shareholders.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE MINORITY

GLOBISENS SHAREHOLDERS

Each of the Minority Globisens Shareholders severally and not jointly, represents and warrants to the Buyer; which representations and warranties shall survive the Closing indefinitely:

4.1 Due Organization. If it is a corporate entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its operation and it has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted.

4.2 Ownership of Company Ordinary Shares.

(a) According to the Capitalization Table attached hereto as Annex A, it is or until the Closing he or it shall be, the record and beneficial owner of such number of Ordinary Shares as described in the Capitalization Table.

(b) All of the Company Ordinary Shares owned by such Minority Globisens Shareholder are owned free and clear of all Encumbrances and may be transferred and sold to the Buyer pursuant to this Agreement and the Articles of Association of the Company.

4.3 Authority. If a corporate entity, it has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and any other Transaction Document to which it is a party and the consummation by such Minority Globisens Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Minority Globisens Shareholder is necessary to authorize this Agreement or any Transaction Document to which it is a party or to consummate the transactions so contemplated.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Globisens Shareholders and to the Company, as of the date hereof (except as to any representation or warranty which specifically relates to another date) and as of the Closing Date and until the end of the Put Option Period, as follows:

5.1 Due Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted.

5.2 Ownership. Vert Capital Corp. owns a majority of the outstanding shares of Fully-Diluted Common Stock of the Buyer.

5.3 Authority Relative to this Agreement and Transaction Documents. The Buyer has the full corporate power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other Transaction Document to which it is a party by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or any Transaction Document to which it is a party or to consummate the transactions so contemplated. This Agreement and the Transaction Documents to which it is a party have been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Globisens Shareholders and the Company, constitutes a legal, valid, and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other Laws affecting creditor’s rights generally and general equitable principles.

5.4 Investment Intent. The Shares to be acquired by the Buyer hereunder will be acquired for investment for the Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Buyer further represents that the Buyer does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares to be acquired hereunder. Buyer has the financial capability to consummate the transactions hereunder and to pay the Globisens Shareholders the Purchase Price according to the terms of this Agreement.

5.5 No Broker. Except as set forth on Schedule 3.18, no broker, finder, agent or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.

5.6 Litigation. Except as set forth on Schedule 5.6, there are no outstanding Orders against or involving Buyer applicable to the operations of the Buyer, or the Buyer. Except as set forth on Schedule 5.6, neither of the Buyer is now, nor have either of them been during the one (1) year prior to the date hereof, a party to or, to Buyer’ Knowledge threatened (in writing) with any Legal Proceeding applicable to the operations of the Buyer’s business. Except as set forth on Schedule 5.6, there is no dispute with any Person under contract with Buyer in connection with the operations of the Buyer’s business. In the event of any legal matter disclosed on Schedule 5.6, none of the legal matters set forth on Schedule 5.6, individually or together with any other, will result in a Material Adverse Change applicable to the operations of the Buyer’s business or the Company’s Business. Except as set forth on Schedule 5.6, to Buyer’ Knowledge, there is no fact, event or circumstance that may give rise to any legal matter that would be required to be set forth on Schedule 5.6 if currently pending or threatened in writing. There are no legal matters pending or, to Buyer’ Knowledge, threatened in writing that would give rise to any right of indemnification on the part of any past or present director or officer of the Buyer or the heirs, executors or administrators of such director or officer against the Buyer or any successor to the Buyer’s business.

5.7 Disclosure of Information; Due Diligence. The Buyer has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the Shares to be acquired hereunder with the Company’s management and has had an opportunity to review the Company’s facilities. Buyer is knowledgeable with the business of the Compnay and is entering into this Agreement and purchase the Subject Globisens Shares “As Is”, without any further representation or warranty on behalf of Company and Globisens Shareholders other than those specifically set forth in this Agreement.. Buyer have been fully satisfied with the results of its due diligence review of the Company and its assets and found them to its satisfaction and hereby fully and unconditionally waive any claims, contentions or demands against Selling Parties, Company and Bruker in relation thereto.

5.8 Restricted Securities. The Buyer understands that the Shares to be acquired hereunder have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the intent and the accuracy of the Buyer’s representations as expressed herein. The Buyer understands that the Shares to be acquired hereunder are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Buyer’s control, and which the Company is under no obligation and may not be able to satisfy. The Buyer understands that no public market now exists for the Shares, and that there is no assurance that a public market will ever exist for the Shares.

5.9 Accredited Investor 5.10 . The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.10 Buyer Shares. At the Closing, the Buyer shall have delivered to the Globisens Shareholders (or the Common Stock Trustee) good and exclusive title to, and all rights in connection with, the Buyer Shares, free and clear of any encumbrances or any restrictions on the right to vote. At the Closing, all Buyer Shares (a) have been duly authorized and validly issued, (b) are fully paid, and (c) have been issued in full compliance with (i) all applicable laws and the incorporation documents of the Buyer; and (ii) any pre-emptive rights or other rights to subscribe for or purchase securities of the Buyer. The Buyer Shares are not subject to any voting agreement, proxies, trusts or other agreement or understandings.

5.11 Buyer Shares Registration. Buyer shall ensure that effective immediately following the commencement of the Put Option Period, (i) upon the Globisens Shareholders demand, Buyer shall use its reasonably diligent efforts to cause such Buyer Shares to be registered. The Buyer will not be obligated to effect more than two consummated registrations (other than on Form S-3) under these demand registration right provisions; (ii) Globisnes Shareholders will have the right to require Buyer to file Registration Statements of its Common on Form S-3 (or any equivalent successor form); and (iii) the Globisens Shareholders will be entitled to “piggyback” registration rights on all registration statements of Buyer. All registration expenses (exclusive of underwriting discounts and commissions), including the fees and expenses of one counsel to represent the holders of Globisens Shareholders, shall be borne by Buyer. In connection with the foregoing registration, the Buyer and the Globisens Shareholders shall execute and delivery mutual indemnification agreements in form and content that are acceptable to the parties and typical in connection with the registration of securities for selling stockholders.

ARTICLE VI.

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Expenses of Transaction. Other than with respect to the Globisens Shareholders’ expenses hereunder which shall be borne by the Company and the Primary Company’s Expenses borne by Buyer, the Parties to this Agreement shall each bear their respective direct and indirect expenses incurred in connection with the negotiation, due diligence, preparation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, whether or not the transactions contemplated hereby and thereby are consummated, including, but not limited to, all fees and expenses of brokers, agents, representatives, counsel and accountants.

6.2 Certain Covenants.

(a) Non-Compete. Bruker acknowledges that he has entered into a covenant not to compete with the Company’s Business, all as set forth in the Bruker Employment Agreement. No other Minority Shareholder of the Company is actively engaged in the management or operation of the Business of the Company.

(b) Customers of the Business. None of the Parties hereto shall, directly or indirectly, persuade or attempt to persuade any customer or supplier or prospective customer or supplier of the Company not to hire or do business with the Company or any successor thereto.

(c) Confidential Information. Each of the Parties hereto shall keep secret and retain in strictest confidence, all confidential matters relating to the Company, including, but not limited to, “know how”, trade secrets, customer lists, supplier lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs related to the Company (collectively “Confidential Information”), and other than as a result of commercial relations between a Globisens Shareholder and the Company, shall not disclose them to anyone provided, however, this covenant shall not apply to any information which is or becomes generally available to the public through no wrongful act of such Party or others. Each Party hereto may disclose Confidential Information if required to do so in any legally, legal proceedings, subpoena, civil investigative demand or other similar process; provided, that such Restricted Party (i) provides the Company with prompt notice of such required disclosure so that the Company may attempt to obtain a protective order, (ii) cooperates with the Company, at the Company’s expense, in obtaining such protective order, and (iii) only discloses that Confidential Information which it is absolutely required to disclose as advised by counsel. Any Confidential Information required to be disclosed in any securities filings shall be agreed in advance between the applicable Parties involved.

(d) Rights and Remedies upon Breach. If a Party breaches, or threatens to commit a breach of, any of the provisions of this Section 6.2, the other parties shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity:

(i) Equitable Remedies. The right and remedy to obtain an injunction against any actual or threatened breach or violation of the covenants contained in this Section 6.2 and/or the right have the restrictive covenants set forth in this Section 6.2 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause immediate and irreparable injury to the Buyer and that money damages alone may not provide adequate remedy; and

(ii) Accounting. The right and remedy to require a Party to account for and pay over to the Company all payments, profits, monies, accruals, increments or other benefits derived or received by such Party as the result of any transactions constituting a breach of any of the conditions and provisions of this Section 6.2

(f ) Blue Penciling. If any term or other provision of this Section 6.2 is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Section 6.2 shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Section 6.2 so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.3 Board of Directors of the Company. On the Closing Date and subject thereto, the Board of Directors of the Company shall consist of five (5) individuals three (3) of whom shall be designated by the Buyer, Bruker and one (1) additional individual who shall be designated by Bruker. In the event of a Buyer Repurchase Failure, the Buyer’s nominated Directors shall immediately discontinue their services to the Company and terminate their position.

6.4 Due Diligence Investigation.

(a) Between the date of execution of this Agreement and the Closing Date, the Buyer shall be given an opportunity to conduct a thorough investigation and analysis of the business, assets, liabilities, financial condition and business prospects of Globisens (the “Due Diligence Investigation”). In such connection and in order to facilitate such Due Diligence Investigation, Bruker and other members of Globisens management shall fully cooperate with the Buyer and its representatives, and provide such persons, during business hours and upon reasonable advance notice, with access to the books and records of Globisens, inspection of its facilities and permit Buyer and its representatives to interview personnel and other consultants to Globisens.

(b) Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the obligation of the Buyer to consummate the Closing and purchase the Shares as contemplated herein, shall be subject to Buyer’s completion of its Due Diligence Investigation until October 31, 2014 (the “Due Diligence Period”) which shall be satisfactory to the Buyer and its representatives, in the exercise of its and their sole discretion. Until the end of the Due Diligence Period , Buyer will conduct a thorough due diligence review of the Company and its assets to verify the accuracy and completeness of all representations and warranties made under Section 3 hereunder. Buyer acknowledges and agrees that upon the end of the Due Diligence Period it shall have verified the accuracy and completeness of all such representations and warranties and its full and complete satisfaction from the findings of its review of the Company. Accordingly, effective immediately following the Closing, Buyer releases, and forever discharges the Company and the Selling Parties, of and from any and all actions, causes of actions claims or demands that may arise in connection with the accuracy or completeness of any representation or warranty made under Section 3 hereunder, except as otherwise specified in said Section 3. Neither Buyer nor any party related directly or indirectly to Buyer, shall make any claim (including for Indemnification) or cause of action against the Company or any Selling Parties or any party related directly or indirectly to any of the Company or to the Selling Parties, in connection with any representation or warranty or any matter specified thereunder or in connection with the results of Buyer’s examination and/or review of the Company.

6.5 Further Assurances. Each of the Parties shall execute such documents and other papers and perform such further acts as may reasonably be required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each of the Parties shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing.

6.6 Examinations and Investigations. The Buyer acknowledges that prior to the Closing Date, the Buyer, through its employees and representatives, will have made such investigations of the Company’s Business and its operation and made examination of the books, records and financial condition of the Company’s Business as the Buyer reasonably considered necessary. Any such examination will have been made to Buyer’s full satisfaction.

6.7 Access to Records. Each Party agrees to provide the other party with reasonable access to the books and records of the other party related to the Business after the Closing Date for the purpose of preparing tax returns, defending claims or other reasonable business purposes.

6.8 Employment Agreement and Compensation.

(a) On the Closing Date of the purchase of the Subject Globisens Shares, the Company shall enter into a two (2) year employment agreement with Bruker, who shall continue to serve as the CEO of the Company, in the form of Exhibit 6.8(a), annexed hereto and made a part hereof (the “Bruker Employment Agreement”).

(b) Such Employment Agreement shall provide, inter alia, that Bruker will be entitled to receive; (i) a base salary of USD one hundred and forty thousand dollars ($140,000) per year (the “Base Salary”); (ii) a commission equal to Three Percent (3%) of Company sales, paid quarterly (“Commission”); and (iii) stock options to purchase a total amount of One Hundred Fifty Thousand (150,000) shares of common stock of Buyer (the “Incentive Stock Option Shares”) with a two year vesting period, under which fifty Percent (50%) of the Stock Option Shares shall vest at the end of each anniversary year of employment. Immediately after Closing and the prior to the issuance of the Incentive Stock Option Shares Buyer shall cause the Company to adopt an Employees Stock Option Plan, execute option agreement with Bruker and execute any further action and/or document in accordance with Paragraph 102 to the Israeli Tax Ordinance in order to enable Bruker, in his capacity as Chief Executive Officer of the Company to receive such Incentive Stock Option Shares which shall be taxed as capital gain.

6.9 Buyer IPO. The Buyer shall use its best efforts to consummation the Buyer IPO on the NASDAQ or NYSE: Amex under which it shall raise an amount enabling the Buyer to finance the Transactions contemplated herein and pay the full Purchase Price by not later than March 31, 2015, and shall pay all costs and expenses associated therewith. In such connection, Bruker and the Company shall fully cooperate with Buyer and furnish to the Buyer and its counsel all information reasonably requested by Buyer and its counsel as shall be required in connection with a United States public offering of securities, including such information concerning the Company and its executive officers and management that is to be included in the Registration Statement and related prospectus relating to such Buyer IPO. None of the Globisens Shareholders shall be liable to any representation, warranty or any other information set forth in any registration statement being published by the Buyer in connection with the Buyer IPO process. However, prior to filing any Registration Statement or amendment with the SEC, the Buyer shall submit drafts of such document to the Company for its review and approval and such representation, warranty or any other information as it relates to Globisens and the Buyer Share ownership shall be approved by the CEO of the Company as such.

INDEMNIFICATION

6.9 Survival. Except as otherwise expressly provided in this Agreement, all of the representations and warranties of Globisens and Bruker shall terminate as at the Closing Date and shall thereafter be of no further force or effect. The remaining representations of any of the Selling Parties shall survive the execution and delivery hereof and the Closing indefinitely. The foregoing shall not apply to any intentional material misrepresentation of which the Selling Party making such representation had knowledge prior to the Closing Date and which constitutes or is tantamount to fraud. Except for the representations and warranties set forth in Sections 5.1, 5.2 and 5.3, which shall survive indefinitely, all of the representations and warranties of the Buyer shall survive the execution and delivery hereof until immediately following the execution of the Put Option by Selling Parties.. All covenants and agreements respectively made by the Selling Parties and the Buyer in this Agreement to be performed after the Closing Date shall survive the Closing and will remain in full force and effect thereafter until (i) in the case of all covenants and agreements that have specified terms or periods, until the expiration of the terms or periods specified therein; and (ii) in the case of all other covenants and agreements that do not have specified terms or periods, until the fulfillment thereof.

6.10 Obligation of Selling Parties to Indemnify. Subject at all times to the provisions of Sections 7.1 and 7.6 of this Agreement, from and after the Closing Date, the Selling Parties shall severally and not jointly, indemnify, defend and hold harmless the Buyer and its directors, officers, employees, Affiliates and assigns (each, a “Buyer Indemnified Party”; notwithstanding the aforesaid, it is agreed, that Vert shall not be a Buyer Indemnified Party) from and against any losses, liabilities, damages (including incidental and consequential damages), deficiencies, costs, expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) or diminution of value (collectively, “Losses”) sustained or incurred by such Buyer Indemnified Party relating to, caused by or resulting from:

(a) to the extent applicable, any breach of any representation or warranty of the Selling Parties contained in this Agreement; or

(b) any breach of, or failure to satisfy, any material covenant or obligation of the Selling Parties in this Agreement.

For the avoidance of any doubt, Selling Party’s obligation to indemnify Buyer Indemnified Party under this Section 7 shall only be made with respect to claims or actions or proceedings made only in Israel, according to Israeli law.

6.11 Obligation of Buyer to Indemnify. From and after the Closing Date, the Buyer shall indemnify, defend and hold harmless the Company, the Globisens Shareholders and Selling Parties’ directors, officers, employees, Affiliates and assigns (each, a “Globisens Shareholders Indemnified Party”) from and against any Losses, liabilities, damages (including incidental and consequential damages), deficiencies, costs, expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) or diminution of value sustained or incurred by such Globisens Shareholders Indemnified Party relating to, caused by or resulting from:

(a) any misrepresentation or breach of warranty of the Buyer contained in this Agreement, contained herein or in any certificate, schedule, document, or other writing delivered by the Buyer pursuant to this Agreement; or

(b) any breach of, or failure to satisfy, any material covenant, term, condition or obligation of the Buyer in this Agreement or on any other certificate, document, writing or instrument delivered by the Buyer pursuant to this Agreement

6.12 Notice of Third Party Claims to Indemnifying Party. If any Party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding from a Person not a party to this Agreement with respect to which another Party (or Parties) to this Agreement is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 7.2 or Section 7.3, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted Liability of the Indemnitee. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party elects to compromise or defend such asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted Liability. In such case the Indemnitee may participate, at its own expense, in such defense. In the event that the Indemnitee determines in good faith that a conflict of interest exists or that there are defenses, claims or counterclaims available to the Indemnitee that are not available to the Indemnifying Party, then the Indemnitee shall have the option of obtaining its own counsel for such claim at the Indemnifying Party’s cost and expense. If the Indemnifying Party elects not to compromise or defend against the asserted Liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may at the Indemnifying Party’s expense, pay, compromise or defend such asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld provided, further, that no Indemnitee shall be required to consent to, and neither the Indemnifying Party nor the Indemnitee shall settle or compromise, any claim in any manner that, in the reasonable judgment of the Indemnitee or its counsel, will materially adversely affect the Indemnitee other than as a result of money damages or other money payments that are fully paid by the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

6.13 Notice of Claims. In the case of a claim for indemnification hereunder that is not a third party claim covered by Section 7.4 hereof, upon determination by an Indemnitee that it is entitled to indemnification, the Indemnitee shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (the “Indemnification Notice”). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnitee in writing (the “Dispute Notice”) that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnitee within the required thirty (30) days, the Indemnifying Party shall be obligated to pay the Indemnitee the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party. In the event that a Dispute Notice is timely given to an Indemnitee, the Parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such Parties within such period, the Parties shall have the right to pursue all available remedies to resolve such dispute.

7.6. Limitations on Indemnity Obligations. Indemnification under this Article VII shall be the sole and exclusive remedy for the matters listed in Sections 7.2 and 7.3, except in the case of fraud, willful misconduct or intentional misrepresentation. There shall be no recovery for claims under Sections 7.2(a) or 7.3(a) (except in the case of fraud, willful misconduct or intentional misrepresentation) unless and until the aggregate amount of Losses of the Indemnitee that may be claimed thereunder exceeds USD Twelve Thousand Five Hundred Dollars (USD $12,500.00) (the “Threshold”), and once such Threshold has been reached, the Indemnifying Parties shall be liable to the Indemnitees only for the amount of Losses in excess of the Threshold. The maximum recovery for claims by the Buyer under Section 7.2(a) or by the Selling Parties under Section 7.3(a) (except, in either case, in the case of fraud, willful misconduct or intentional misrepresentation) shall be limited USD Five Hundred Thousand Dollars (USD $500,000) (the “Indemnity Cap”).

For the avoidance of any doubt, any claim made against Buyer as a result of their breach of their commitment to pay the Globisens Shareholders the Purchase Note, or any part thereof, shall not be limited by the terms of Section 7 whatsoever.

ARTICLE VII.

GENERAL PROVISIONS

7.1 Publicity. No publicity release or announcement concerning this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby shall be issued without advance approval of the form and substance thereof by the Selling Parties and the Buyer, except as may otherwise be required by Law (in which case the party making such release or announcement will provide concurrent or, if practicable, prior notice to the other Parties hereto).

7.2 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Globisens Shareholders (by notice from the Representative) or the Buyer if the Closing shall not have occurred by the Outside Closing Date;

(b) by the Buyer, upon a material breach of any representation or warranty of the Globisens Shareholders set forth in this Agreement, or if any representation or warranty of the Globisens Shareholders shall have become untrue prior to the Closing Date resulting in a breach of one of the conditions to the Closing;

(c) by the Globisens Shareholders, upon a material breach of any representation or warranty of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue prior to the Closing Date resulting in a breach of one of the conditions to closing; or

(d) by the mutual written consent of the Globisens Shareholders (by notice from the Representative) and the Buyer.

If this Agreement is terminated pursuant to Section 8.2(a) or Section 8.2(d) above or by the GlobisenS Shareholders’ Representative as a result of the Buyer’s failure to make timely payment of the Purchase Price, this Agreement shall become null and void, and none of the Parties hereto shall have any further liability hereunder or in connection with any other Transaction Document. It is also agreed that the Primary Company’s Expenses paid by Buyer to the Company shall be returned to Buyer only upon and following the Closing Date and consummation of the Buyer IPO and the transaction hereunder. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made on (i) delivery thereof, if by hand; (ii) upon receipt, if sent by mail (registered or certified mail, postage prepaid, return receipt requested); (iii) on the second Business Day following deposit, if sent by a recognized overnight delivery service; or (iv) upon transmission, if sent by facsimile transmission (in each case with receipt verified by electronic confirmation), in each case as follows:

(i) if to the Buyer, to:	(ii) if to the Globisens Shareholders, to:

Logical Choice Corporation	Globisens Ltd.,
c/o Vert Capital Corp.	94 Derekh Em Hamoshavot, Petah Tikva
10951 W. Pico Blvd	4970602, Israel
Suite 204	Attn: Dovi Bruker
Los Angeles, CA 90064	Chief Executive Officer
Telephone: (310) 785-6600	Telephone:
Facsimile No.: (310) 785-66164	Office:
Email: michael@vertcapital.com	Facsimile:
Email:

with a copy to:	with a copy to:

Hunter Taubman Weiss LLP	Arad & Co., Law Offices
Attn: Stephen A. Weiss	Lior Kwitner, Esq.
575 Lexington Avenue, Suite 4027	1 Kermenitzki St., Tel-Aviv 67899,
New York, NY 10022	Israel
Telephone: (212) 600-2284	Tel. +972-3-6246888
Cell phone: (917) 797-0015	Fax. +972-3-6246999
Email: sweiss@htwlaw.com	E-Mail: lior@arad-law.com

provided, that each party hereto shall promptly notify the other Parties hereto of any change in its contact information, which revised contact information shall thereafter be for purposes of this Section 7.2 until further revised.

7.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents contain the entire agreement among the Parties with respect to the purchase of the Company Ordinary Shares and related transactions and supersede all prior agreements, written or oral, with respect thereto.

7.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

7.5 Exhibits, Schedules and Annexes. The Exhibits, Schedules and Annexes to this Agreement are a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

7.6 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.7 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.8 Construction and Interpretation. The Parties acknowledge and agree that this Agreement has been freely negotiated and shall be deemed to have been drafted by the Parties jointly. Accordingly, no court should construe any provision for or against any party as a result of such party being involved in the drafting of this Agreement.

7.9 Assignment. No party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement;.

7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

7.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the effect that the transactions contemplated hereby are fulfilled to the extent possible.

7.12 Governing Law; Forum. This Agreement and shall be governed by the laws of the State of Israel. The Parties hereto do hereby consent and submit to the exclusive venue and jurisdiction of the State of Israel, the Courts residing in Tel Aviv- Jaffa as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein.

[Remainder of page left blank intentionally; Signature page to follow]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Buyer:	LOGICAL CHOICE CORPORATION

	By:	/s/ Mark Elliott
	Name:	Mark Elliott
	Title:	Chief Executive Officer

Globisens Shareholders:

/s/ Dovi Bruker
DOVI BRUKER

/s/ Benjamin Kaufman
BENJAMIN KAUFMAN

/s/ Alejandro Jose Merikanskas Halpern
ALEJANDRO JOSE MERIKANSKAS HALPERN

/s/ Arturo Leon Merikanskanskas Halpern
ARTURO LEON MERIKANSKANSKAS HALPERN

/s/ Judith Anat Herzog
JUDITH ANAT HERZOG

The Company:	GLOBISENS LTD.

	By:	/s/ Dovi Bruker
	Name:	Dovi Bruker
	Title:	CEO

List of Exhibits and Annexes [to be completed until Closing]

Exhibit 1.4(b)	Trustee Instructions Agreement
Exhibit 6.8	Form of Employment Agreement
Annex A	Capitalization Table
Annex I	Definitions

Stock Purchase Agreement

List of Exhibits

Execution Copy

ANNEX A

GLOBISENS CAPITALIZATION

At Closing with LLC
Name	Title	Stock	%
Dov Bruker	Founder and CEO	8,693	62.54%
Alejandro Merikanskas	Lender	1,005	7.23%
Artoro Merikanskas	Lender	1,005	7.23%
Ben Kaufmann	Lender	2,780	20.00%
Judith Herzog	Investor	417	3.00%

Total		13,901	100.00%

Annex I

Definitions

(a) Defined Terms

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under Ordinary control with, such Person. The Stockholder is an Affiliate of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Los Angeles, California and Tel Aviv, Israel are open for the general transaction of business.

“Contract” means any contract, agreement, license, indenture, note, bond, loan, instrument, lease, commitment, work order, task order, purchase order, statement of work, understanding or other arrangement, whether, express or implied, written or oral.

“control” (including, with correlative meanings, the terms “controlled by” and “under Ordinary control with”), as applied to any Person, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Dollar”, “USD” or “$” means United States dollars.

“Encumbrances” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights, defect of title or charge of any kind, whether voluntary or involuntary, on any of the assets, properties or securities of the Company, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time applied on a consistent basis both as to classification of items and amounts.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official, regulator, quasi-governmental authority, or other instrumentality of the State of Israel.

“Infras” shall mean international financial reporting accounting standards as are in effect from time to time applied on a consistent basis both as to classification of items and amounts.

Stock Purchase Agreement

Annex I -

“Intellectual Property” shall mean all of the following items, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names, together with all translations, adaptations, derivations, and combinations, including all goodwill associated therewith; (iii) copyrights, registered or unregistered and copyrightable works; (iv) domain names; (v) mask works; (vi) all registrations, applications and renewals for any of the foregoing; (vii) trade secrets, (viii) computer software and software systems (including data compilations, databases and related documentation); (ix) rights of publicity, persona rights or other rights to use indicia of any Person’s personality; (x) licenses or other agreements to or from third Parties regarding the foregoing; and (xi) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Key Customers” mean the 10 largest customers of the Business by Dollar value.

“Key Suppliers” mean the 10 largest suppliers of the Business by Dollar value.

“Knowledge” means the actual knowledge of the Globisens Shareholders or any executive officer or director of the Company, Vert or the Buyer, as applicable, after due inquiry.

“Laws” (or “Law” where the context requires) shall mean applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy, or guidance having the force of law, treaty, judgment, order, injunction, award and decree of any kind of nature whatsoever including any judgment or principle of Ordinary law.

“Legal Proceeding” means any action, suit, litigation, investigation or judicial, administrative or arbitration inquiry or proceeding.

“Liability” means any liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Licenses” means all licenses, sublicenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Globisens Shareholders or any Affiliate of the Globisens Shareholders have licensed any Purchased Asset, including any Intellectual Property.

“Material Adverse Change” means a material and adverse change in (or effect on) the financial condition, properties, assets, liabilities, rights, obligations, operations or business, of a Person and its Subsidiaries taken as a whole.

“Material Contract” means each Contract to which the Company is a party which requires the payment during the term thereof in excess of $25,000.

Stock Purchase Agreement

Annex I -

“Order” means any enforceable award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental or Regulatory Authority or by any arbitrator.

“Ordinary Course” means, with respect to any Person, in the ordinary course of that Person’s business consistent with past practice, including as to the quantity, quality and frequency.

“Permits” means permits, certificates, licenses, orders, franchises, authorizations and approvals issued or granted by Governmental or Regulatory Authorities.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, corporate, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

“Tax Returns” shall mean all returns, declarations, reports, claims for refund, forms, estimates, information returns and statements required to be filed in respect of any Taxes to be supplied to a taxing authority in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” (or “Tax” where the context requires) means all federal, state, county, local, foreign and other taxes imposed under the laws of the State of Israel (including, without limitation, income, profits, windfall profits, environmental premium, disability, registration, license, alternative or add-on minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, social security, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments, including any Liability of the Company or the Globisens Shareholders, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto relating to the assets, business or property of the Company with respect to any period prior to the Closing Date or arising out of the transaction contemplated hereby.

“Transaction Documents” shall mean the collective reference to this Agreement, all Exhibits to this Agreement and all other certificates and instruments to be executed and delivered by the Parties on the Closing Date, including, without limitation, the Subject Globisens Shares, the Purchase Note, the Security Agreement, the Pledge and Trust Agreement, and the Employment Agreement.

(b) For the purposes of this Agreement, except to the extent that the context otherwise requires:

(i) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(ii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

Stock Purchase Agreement

Annex I -

(iii) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(iv) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(v) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(vi) references to a Person are also to its permitted successors and assigns; and

(vii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Stock Purchase Agreement

Annex I -

Exhibit 1.4 (b)

Trustee Instructions

To:

Arad&Co. Trust Ltd.

Attn: Lior Kwintner, Esq

1 Kermenitzki St.

Tel-Aviv 6789901	Date: _________

Israel

Re: Trustee Instructions Agreement

1.	Capitalized terms used in this Exhibit 1.4(b) shall have the meaning ascribed to them in the Stock Purchase Agreement (the “Agreement”), dated October 31, 2014 as amended, to which this Trustee Instructions Agreement is annexed.

2.	We, the undersigned, the Buyer and the Selling Parties hereby nominate you, Arad&Co. Trust Ltd. from1 Kermenitzki St., Tel-Aviv 6789901, Israel, as our Trustee (the “Trustee” as defined in the Agreement) and irrevocably instruct you as follows:

2.1.	Immediately prior to Closing you shall receive from the Globisens Shareholders, on Buyer’s behalf, certificates evidencing 100% of the Subject Globisens Shares (the “Sellers’ Certificates”), purchased by the Buyer, accompanied by transfer deeds executed by Sellers (“Sellers’ Transfer Deeds”) effecting the transfer of all of the Subject Globisens Shares to the Buyer.

2.2.	At Closing following receipt of the Sellers’ Certificates and following execution by Buyer of the Sellers’ Transfer Deeds (as Transferee) and the receipt by you of such executed Transfer Deed, you shall cancel the Sellers’ Certificates and instruct the Company in writing to register all of the Subject Globisens Shares in Buyer’s name. At such time, the Company shall deliver to you a new certificate evidencing the Subject Globisens Shares (“Buyer’s Certificate”) pursuant to the Agreement. Thereupon, you shall send by fax or email to Buyer’s counsel, Loeb & Loeb LLP, 345 Park Avenue, New York NY 10154, ATTN: David C. Fischer, dfischer@loeb.com, Fax: 212-214-0686, and ATTN: Tahra Wright, twright@loeb.com, 212-407-4990, copies of both sides of the canceled Sellers’ Certificates, the executed Sellers’ Transfer Deeds, and both sides of the Buyer’s Certificate, under cover of a certification of your compliance with these instructions.

2.2.1.	At the Closing you shall receive from Buyer transfer deeds to be made for each Globisens Shareholder according to their Pro Rata Entitlement, signed by the Buyer and attached hereto as Exhibit 2.2.1 (the “New Transfer Deeds”). You shall hold the New Transfer Deeds and the Buyer’s Certificate in a safe deposit box.

2.2.2.	As long as no Buyer Repurchase Failure has occurred, Buyer shall be entitled to vote the Subject Globisens Shares, and subject to the provisions of the Share Purchase Agreement, exercise all rights as owner of the Subject Globisens Shares.

2.3.	Subject to Sections 2.4 or 2.5, at the close of business on the day before the end of the ‘Put Option Period’, you shall send to Buyer the Buyer’s Certificate and New Transfer Deeds given to you in accordance to Section 2.1. above by recognized international courier for quickest delivery.

2.4.	In the event that During the Interim Period you receive a written notice from the Representative certifying (i) that a Buyer Repurchase Failure has occurred and (ii) the Put Option exercise price and number of shares to be sold pursuant thereto and in reasonable detail the calculation of such amounts pursuant to Section 2.4(c) of the Agreement, you shall immediately provide copies of the notice to Buyer and to Buyer’s counsel, per above. Thereafter, subject to the next sentence, we instruct you to return and transfer all Subject Globisens Shares to the Globisens Shareholders, according to their Pro Rata Entitlement and to fill in all necessary blanks in the New Transfer Deeds signed by Buyer and take all other necessary action in order to facilitate such transfer, as shall be indicated by Representative notice. If, within 20 business days after your delivery to Buyer and its counsel of copies of the Representative’s notice, you receive (i) from Buyer a written proof of payment (to be also sent by Buyer to the Representative) evidencing that the Globisens Shareholders have been fully paid the amount set forth in the written notice, net of any unrecovered amounts paid by Company to you under Section 13, or (ii) a court order from a court in Israel that enjoins (temporarily or otherwise) your delivery of the Subject Globisens Shares pursuant to the preceding sentence, you shall not deliver the Subject Globisens Shares but shall continue to hold them, as Trustee hereunder, and dispose of them pursuant only to a final, non-appealable order of a court in Israel or according to Section 2.5.

2.5.	Notwithstanding anything to the contrary, in all events when you shall receive written instructions signed by both Buyer and the Representative instructing you regarding disposition of the Buyer’s Certificate and New Transfer Deed or otherwise relating to your duties stipulated under this Trustee Instructions Agreement, you shall comply with such instructions.

2.6.	You shall do all such acts and sign any documents, notice, permits or agreements as may be required in connection with this Trustee Instructions Agreement, according to reasonable written instructions received from both Representative and the Buyer as evidenced in writing.

2.7.	You shall deliver the Buyer’s Certificate and New Transfer Deeds and give all notices or copies of notices to Buyer at the following address or any other address as to which Buyer notifies you: Boxlight Corporation, 1045 Progress Circle, Lawrenceville GA 30043, ATTN: Mark Elliott, President, mark.elliott@boxlight.com

3.	It is clarified that upon disposition of the Buyer’s Certificate in accordance with the foregoing, you will no longer act as a Trustee according to this Trustee Instructions Agreement and accordingly you will be released from any of your duties and /or obligation as a Trustee.

4.	Any date mentioned in this Trustee Instructions Agreement shall also mean any other date agreed to by the undersigned and notified to you in a document duly signed by the undersigned.

5.	You may act in reliance upon any signature reasonably believed by you to be genuine, and may assume that any person who has been designated by the Parties to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. You shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions that you reasonably believe to be genuine. The names and true signatures of the individual signing this Agreement on behalf of the Parties or their designees of which you have been notified in writing are hereby deemed by each of the Parties to be the persons authorized to sign this Trustee Instructions Agreement and provide the above instructions to you.

6.	You shall not be liable for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind, unless you caused by willful misconduct or gross negligence.

7.	Buyer and each of the Globisens Sellers hereby undertakes jointly and severally, within 7 days from the date of receipt of a written notice from you, to fully indemnify and hold you harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to attorney’s fees) claimed against or incurred by you arising out of or related, directly or indirectly, to this Trustee Instructions Agreement unless caused by your gross negligence or willful misconduct. The Buyer agrees, to pay or reimburse you upon request for any transfer taxes or other taxes relating to this Trustee Instructions Agreement incurred in connection herewith and shall indemnify and hold you harmless with respect to any amounts that it is obligated to pay in the way of such taxes. You shall not incur any liability for performing or not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond your control. The terms of this paragraph shall survive termination of this Trustee Instructions Agreement.

8.	Other than your obligation under Section 2 above, you shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than the obligations hereunder; it is being agreed that your sole duties and responsibilities shall be to the extent not prohibited by applicable law.

9.	You shall be obligated to perform only such duties as are expressly set forth in this Trustee Instructions Agreement. No implied covenants or obligations shall be inferred from this Trustee Instructions Agreement against you, nor you shall be bound by the provisions of any agreement by the Parties beyond the specific terms hereof.

10.	You are acting under this Trustee Instructions Agreement as a Trustee only. No term or provision of this Trustee Instructions Agreement is intended to create, nor shall any such term or provision be deemed to have created, any trust, joint venture, or debtor/creditor relationship between or among you and any of the Parties to this Trustee Instructions Agreement.

11.	In no event shall you be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages even if you have been advised of the likelihood of such loss or damage, unless resulting from your willful misconduct or gross negligence.

12.	The parties understand and agree that, notwithstanding the duties of the Trustee hereunder Adv. Lior Kwintner, from Arad & Co. Law Offices and any of its partners, associates or other legal professionals, may serve as legal counsel for any of the Selling Parties and/or the Company, and accordingly, neither the services of the Trustee under this Trustee Instructions Agreement nor any provision of this Trustee Instructions Agreement, either express or implied, shall restrict or inhibit Arad & Co. Law Offices and any of its partners, associates or other legal professionals, in any way from representing Globisens and Globisens Shareholders in any action, dispute, controversy, arbitration, suit or negotiation, including, but not limited to, any such actions, dispute, controversy, arbitration, suit or negotiation arising with respect to this Trustee Instructions Agreement and/or the Agreement in any manner or context.

13.	In consideration for you acting as Trustee according to the terms of the Agreement and this Trustee Instructions Agreement, as of the Closing Date and until the end of the term of this Trustee Instructions Agreement, the Globisens Shareholders shall procure the payment to you or according to your instruction, of a monthly fee of 4,000 NIS [Plus VAT] by way of bank transfer to the bank account, details of which shall be delivered by you to the Globisens Shareholders and the Company following Closing. In the event that the Globisens Shareholders shall fail to pay the monthly fees as described above and reimburse you of your out of pocket expenses, per the next sentence, the Company, shall assure such payment to you and will be subrogated to your claims against the Globisens Shareholders. In addition The Globisens Shareholders shall be obligated to reimburse you for all of your out of pocket costs and expenses (excluding safe deposit box charges), if any, incurred or that become due in connection with your duties hereunder, including reasonable attorney’s fees.

14.	This Trustee Instructions Agreement shall be governed by the laws of the State of Israel. The parties hereto do hereby consent and submit to the exclusive venue and jurisdiction of the State of Israel, the Courts residing in Tel Aviv- Jaffa as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the parties hereto, service of process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein.

15.	You shall be entitled to notify the parties hereto, with copies to Loeb & Loeb LLP, of your intent to terminate your services pursuant to this Trustee Instructions Agreement by a 30 days prior written notice. Within the aforementioned notice period, Loeb & Loeb LLP or its designee shall become the new trustee, unless it declines to do so, in which case Buyer and the Representative shall nominate a new trustee, and shall then notify you of the new trustee identity. You shall then transfer all documents and obligations under this Trustee Instructions Agreement to the new trustee, and the parties hereto shall have no claim against you. In the event that Buyer and Representative will not agree on the identity of a new trustee, you shall maintain all the documents held by you for an additional period of 90 days from the end of the notice period set forth above, and shall be entitled to destroy such documents thereafter, unless prior to the end of this period you shall be otherwise instructed by a final court order, or by a written instruction signed by Buyer and the Representative.

**********************

Signature page follow

IN WITNESS WHEREOF the parties have signed and delivered this Trustee Instructions Agreement as of the date first hereinabove set forth.

Globisens Ltd.	BOXLIGHT CORPORATION
(formerly, LOGICAL CHOICE CORPORATION

By:	By:
Title:	Title:

Globisens Shareholders

Dovi Bruker	Alejandro Jose Merikanskas Halpern

Benjamin Kaufman	Arturo Leon Merikanskanskas Halpern

Judith Anat Herzog

I the undersigned, Arad&Co. Trust Ltd. of 1 Kermenitzki St., Tel-Aviv, hereby agree to act as Trustee according to the instructions set forth above:

Arad&Co. Trust Ltd.	Date

Exhibit 1.5(d)(i)

These Share Transfer Deeds shall be signed by Buyer as Transferor and left undated and be sent to the Trustee according to the Trustee Instruction Agreement.

SHARE TRANSFER DEED

In accordance and subject to the terms and conditions of that certain Stock Purchase Agreement (the “SPA”), dated 31st October 2014, as amended, the undersigned, BOXLIGHT CORPORATION (formerly, LOGICAL CHOICE CORPORATION) (the “Transferor”), does hereby transfer to DOV BRUKER (ID. 059629915) (the “Transferee”), 8,693 (Eight thousand six hundred ninety-three) Ordinary Shares, each having a par value of 0.01 NIS (the “Ordinary Shares”), of GLOBISENS LTD., (Reg. No. 514262989) (the “Company), and the Transferee hereby accepts the transfer of the Ordinary Shares subject to the aforesaid terms and conditions and agrees to be bound by and subject to the terms of the SPA and Company’s Articles of Associations as may be amended from time to time.

I, the Transferee, do hereby agree to take the said Ordinary Shares subject to the aforesaid terms and conditions.

IN WITNESS WHEREOF, we hereby execute this Deed of Transfer, this __th day of ______, ____.

The Transferor:	The Transferee:

______________
BOXLIGHT CORPORATION	_________________
DOV BRUKER

SHARE TRANSFER DEED

In accordance and subject to the terms and conditions of that certain Stock Purchase Agreement (the “SPA”), dated 31st October 2014, as amended, the undersigned, BOXLIGHT CORPORATION (formerly, LOGICAL CHOICE CORPORATION), (the “Transferor”), does hereby transfer to ALEJANDRO JOSE MERIKANSKAS HALPERN (Passport No. G06409398) (the “Transferee”), 1,005 (One thousand five) Ordinary Shares, each having a par value of 0.01 NIS (the “Ordinary Shares”), of GLOBISENS LTD., (Reg. No. 514262989) (the “Company), and the Transferee hereby accepts the transfer of the Ordinary Shares subject to the aforesaid terms and conditions and agrees to be bound by and subject to the terms of the SPA and Company’s Articles of Associations as may be amended from time to time.

I, the Transferee, do hereby agree to take the said Ordinary Shares subject to the aforesaid terms and conditions.

IN WITNESS WHEREOF, we hereby execute this Deed of Transfer, this __th day of ______, ______.

The Transferor:	The Transferee:

______________
BOXLIGHT CORPORATION	_________________
ALEJANDRO JOSE
MERIKANSKAS HALPERN

SHARE TRANSFER DEED

In accordance and subject to the terms and conditions of that certain Stock Purchase Agreement (the “SPA”), dated 31st October 2014, as amended, the undersigned, BOXLIGHT CORPORATION (formerly, LOGICAL CHOICE CORPORATION), (the “Transferor”), does hereby transfer to ARTURO LEON MERIKANSKAS HALPERN (Passport. No. G04598437) (the “Transferee”), 1,005 (One thousand five) Ordinary Shares, each having a par value of 0.01 NIS (the “Ordinary Shares”), of GLOBISENS LTD., (Reg. No. 514262989), (the “Company), and the Transferee hereby accepts the transfer of the Ordinary Shares subject to the aforesaid terms and conditions and agrees to be bound by and subject to the terms of the SPA and Company’s Articles of Associations as may be amended from time to time.

I, the Transferee, do hereby agree to take the said Ordinary Shares subject to the aforesaid terms and conditions.

IN WITNESS WHEREOF, we hereby execute this Deed of Transfer, this __th day of ______, _____.

The Transferor:	The Transferee:

______________
BOXLIGHT CORPORATION	_________________
ARTURO LEON
MERIKANSKAS HALPERN

SHARE TRANSFER DEED

In accordance and subject to the terms and conditions of that certain Stock Purchase Agreement (the “SPA”), dated 31st October 2014, as amended, the undersigned, BOXLIGHT CORPORATION (formerly, LOGICAL CHOICE CORPORATION), (the “Transferor”), does hereby transfer to BENJAMIN KAUFMAN (Passport /ID No. 64092359) (the “Transferee”), 2,780 (Two thousand seven hundred eighty) Ordinary Shares, each having a par value of 0.01 NIS (the “Ordinary Shares”), of GLOBISENS LTD., (Reg. No. 514262989), (the “Company), and the Transferee hereby accepts the transfer of the Ordinary Shares subject to the aforesaid terms and conditions and agrees to be bound by and subject to the terms of the SPA and Company’s Articles of Associations as may be amended from time to time.

I, the Transferee, do hereby agree to take the said Ordinary Shares subject to the aforesaid terms and conditions.

IN WITNESS WHEREOF, we hereby execute this Deed of Transfer, this __th day of ______, _____.

The Transferor:	The Transferee:

______________
BOXLIGHT CORPORATION	_________________
BENJAMIN KAUFMAN

SHARE TRANSFER DEED

In accordance and subject to the terms and conditions of that certain Stock Purchase Agreement (the “SPA”), dated 31st October 2014, as amended, the undersigned, BOXLIGHT CORPORATION (formerly, LOGICAL CHOICE CORPORATION), (the “Transferor”), does hereby transfer to JUDITH ANAT HERZOG (I.D No. 013053301) (the “Transferee”), 417 (Four hundred and seventeen) Ordinary Shares, each having a par value of 0.01 NIS (the “Ordinary Shares”), of GLOBISENS LTD., (Reg. No. 514262989), (the “Company), and the Transferee hereby accepts the transfer of the Ordinary Shares subject to the aforesaid terms and conditions and agrees to be bound by and subject to the terms of the SPA and Company’s Articles of Associations as may be amended from time to time.

I, the Transferee, do hereby agree to take the said Ordinary Shares subject to the aforesaid terms and conditions.

IN WITNESS WHEREOF, we hereby execute this Deed of Transfer, this __ th day of ______, _____.

The Transferor:	The Transferee:

______________
BOXLIGHT CORPORATION	_________________
JUDITH ANAT HERZOG

These Transfer Deeds will be executed by each Seller and sent to Buyer’s Escrow Agent. At Closing Buyer should execute each Transfer Deed and send a copy to the Company to be registered in Company’s Registry.

SHARE TRANSFER DEED

In accordance and subject to the terms and conditions of that certain Stock Purchase Agreement (the “SPA”), dated 31st October 2014, as amended, the undersigned Dov Bruker (ID. 059629915), (the “Transferor”), does hereby transfer to BOXLIGHT CORPORATION (formerly, Logical Choice Corporation) (the “Transferee”), 8,693 (Eight thousand six hundred ninety-three) Ordinary Shares, each having a par value of 0.01 NIS (the “Ordinary Shares”), of Globisens Ltd., (Reg. No. 514262989) (the “Company), and the Transferee hereby accepts the transfer of the Ordinary Shares subject to the aforesaid terms and conditions and agrees to be bound by and subject to the terms of the SPA and Company’s Articles of Associations as may be amended from time to time.

I, the Transferee, do hereby agree to take the said Ordinary Shares subject to the aforesaid terms and conditions.

IN WITNESS WHEREOF, we hereby execute this Deed of Transfer, this __th day of August, 2015.

The Transferee:	The Transferor:

BOXLIGHT CORPORATION	Dov Bruker

SHARE TRANSFER DEED

In accordance and subject to the terms and conditions of that certain Stock Purchase Agreement (the “SPA”), dated 31st October 2014, as amended, the undersigned, Alejandro Jose Merikanskas Halpern (Passport No. G06409398), (the “Transferor”), does hereby transfer to BOXLIGHT CORPORATION (formerly, Logical Choice Corporation) (the “Transferee”), 1,005 (One thousand five) Ordinary Shares, each having a par value of 0.01 NIS (the “Ordinary Shares”), of Globisens Ltd., (Reg. No. 514262989) (the “Company”), and the Transferee hereby accepts the transfer of the Ordinary Shares subject to the aforesaid terms and conditions and agrees to be bound by and subject to the terms of the SPA and Company’s Articles of Associations as may be amended from time to time.

I, the Transferee, do hereby agree to take the said Ordinary Shares subject to the aforesaid terms and conditions.

IN WITNESS WHEREOF, we hereby execute this Deed of Transfer, this __th day of August, 2015.

The Transferee:	The Transferor:

BOXLIGHT CORPORATION	Alejandro Jose

Merikanskas Halpern

SHARE TRANSFER DEED

In accordance and subject to the terms and conditions of that certain Stock Purchase Agreement (the “SPA”), dated 31st October 2014, as amended, the undersigned, Arturo Leon Merikanskas Halpern (Passport No. G04598437), (the “Transferor”), does hereby transfer to BOXLIGHT CORPORATION (formerly, Logical Choice Corporation) (the “Transferee”), 1,005 (One thousand five) Ordinary Shares, each having a par value of 0.01 NIS (the “Ordinary Shares”), of Globisens Ltd., (Reg. No. 514262989) (the “Company”), and the Transferee hereby accepts the transfer of the Ordinary Shares subject to the aforesaid terms and conditions and agrees to be bound by and subject to the terms of the SPA and Company’s Articles of Associations as may be amended from time to time.

I, the Transferee, do hereby agree to take the said Ordinary Shares subject to the aforesaid terms and conditions.

IN WITNESS WHEREOF, we hereby execute this Deed of Transfer, this __th day of August, 2015.

The Transferee:	The Transferor:

BOXLIGHT CORPORATION	Arturo Leon

Merikanskas Halpern

SHARE TRANSFER DEED

In accordance and subject to the terms and conditions of that certain Stock Purchase Agreement (the “SPA”), dated 31st October 2014, as amended, the undersigned, Benjamin Kaufman (Passport /ID No. 64092359), (the “Transferor”), does hereby transfer to BOXLIGHT CORPORATION (formerly, Logical Choice Corporation) (the “Transferee”), 2,780 (Two thousand seven hundred eighty) Ordinary Shares, each having a par value of 0.01 NIS (the “Ordinary Shares”), of Globisens Ltd., (Reg. No. 514262989) (the “Company), and the Transferee hereby accepts the transfer of the Ordinary Shares subject to the aforesaid terms and conditions and agrees to be bound by and subject to the terms of the SPA and Company’s Articles of Associations as may be amended from time to time.

I, the Transferee, do hereby agree to take the said Ordinary Shares subject to the aforesaid terms and conditions.

IN WITNESS WHEREOF, we hereby execute this Deed of Transfer, this __th day of August, 2015.

The Transferee:	The Transferor:

BOXLIGHT CORPORATION	Benjamin Kaufman

SHARE TRANSFER DEED

In accordance and subject to the terms and conditions of that certain Stock Purchase Agreement (the “SPA”), dated 31st October 2014, as amended, the undersigned, Judith Anat Herzog (I.D No. 013053301), (the “Transferor”), does hereby transfer to BOXLIGHT CORPORATION (formerly, Logical Choice Corporation) (the “Transferee”), 417 (Four hundred and seventeen) Ordinary Shares, each having a par value of 0.01 NIS (the “Ordinary Shares”), of Globisens Ltd., (Reg. No. 514262989) (the “Company), “), and the Transferee hereby accepts the transfer of the Ordinary Shares subject to the aforesaid terms and conditions and agrees to be bound by and subject to the terms of the SPA and Company’s Articles of Associations as may be amended from time to time.

I, the Transferee, do hereby agree to take the said Ordinary Shares subject to the aforesaid terms and conditions.

IN WITNESS WHEREOF, we hereby execute this Deed of Transfer, this __th day of August, 2015.

The Transferee:	The Transferor:

BOXLIGHT CORPORATION	Judith Anat Herzog

EXHIBIT 1.5(d)(ii)

DEED OF PLEDGE

THIS PLEDGE DEED (this “Pledge Deed”) is entered into as of ____________ __, 2015, among (A) BOXLIGHT CORPORATION (formerly LOGICAL CHOICE CORPORATION, a Delaware corporation, with a business address at ______________(the “Pledgor”); and each of (B) Dovi Bruker, (C) Benjamin Kaufman (“Kaufman”); (D) Alejandro Jose Merikanskas Halpern (“AJ Halpern”); (E) from Arturo Leon Merikanskanskas Halpern (“AL Halpern”); and (F) Judith Anat Herzog (“Herzog”) and/or their successors and assigns (each individually, a “Pledgee” and collectively, the “Pledgees”).

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement dated October 31st ,2014 as amended (the “Purchase Agreement” or “SPA”) by and among the Pledgor, the Pledgees and Globisens Ltd. (the “Company”), the Pledgor purchased from the Pledgees 13,900 Company’s shares, in consideration for aggregate amount of $5,250,000 (the “Purchase Price”) of which a total of $2,500,000 has been paid in cash at the date hereof (the Closing Date) and the balance of $2,750,000 (the “Secured Amount”) shall be paid to the Pledgees upon the exercise of a ‘Put Option’ granted to the Pledgees all under such terms and conditions as specified in the SPA.

WHEREAS, as collateral to secure the exercise of the Put Option and the payment to the Pledgees of the Secured Amount, the Pledgor shall have executed and delivered this Pledge Deed and provide a collateral on all of the Pledged Securities (defined below) for the benefit of the Pledgees; and.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2.	Pledge and Grant of Security Interest.

To secure the prompt payment in full when due, of the Secured Amount, Pledgor hereby pledges and grants to the Pledgees, a continuing security interest in any and all right, title and interest of Pledgor in and to the Pledged Securities. The term “Pledged Securities” means and includes all of the issued and outstanding share capital of Globisense Ltd., registered or to be registered under Pledgor’s name in the share registry of Globisense Ltd. (comprising at the date hereof a total of 13,900 Ordinary Shares NIS 0.01 par value of the Globisense Ltd.). “Pledged Securities” also includes all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Securities, or representing a distribution or return of capital upon or in respect of the Pledged Securities, or resulting from a split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Securities; all proceeds and products of the foregoing, however and whenever acquired and in whatever form.

1

3.	Security for Obligations. The security interest created hereby constitutes continuing collateral security for all of the payment of the Secured Amount.

4.	Remedies. Pledgor hereby acknowledges and agrees as follows:

(a) General Remedies. In the event that the Secured Amount shall not be paid to the Pledgees according to the terms of the Purchase Agreement (an “Event of Default”), the Pledgees shall, in addition to the rights and remedies provided herein or in the Purchase Agreement, have the rights and remedies set forth in this Section 4.

(b) Transfer of the Pledged Securities. Transfer of the Pledged Securities to the Pledgees and the registration of such Securities under the name of the Pledgees at the Registrar of the Shareholders of the Company (according to their Pro Rata Entitlement and the terms of the Purchase Agreement) would satisfy Pledgor’s payment obligation to the Pledgees of the Secured Amount.

(c) Election of Remedies. It is agreed among the parties hereto that the Pledgees may elect the remedies set forth in Section 4(b) of this Pledge Deed or as otherwise applicable by applicable law.

5.	Termination of Agreement. Notwithstanding anything to the contrary, express or implied, contained in this Pledge Deed, the Pledgees hereby agree that this Pledge Deed shall terminate and all of the Pledgees’ rights in and to the Pledged Securities shall terminate upon the earlier to occur of (i) the payment in full, of the Secured Amount or alternatively, fulfillment of all Pledgor’s obligations under the Purchase Agreement; or (ii) in the event that no Buyer Repurchase Failure has occurred, at the end of the Put Option period.

6.	Amendments; Waivers; Modifications. This Pledge Deed and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in the Purchase Agreement.

7.	Successors in Interest. This Pledge Deed shall create a continuing security interest in the Pledged Collateral and shall be binding upon Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Pledgees hereunder, to the benefit of the parties hereto and their successors and permitted assigns.

8.	Notices. All notices required or permitted to be given under this Pledge Deed shall be in conformance with the Purchase Agreement.

9.	Counterparts. This Pledge Deed may be executed in any number of counterparts, each of which were so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Pledge Deed to produce or account for more than one such counterpart. Delivery of executed counterparts of the Pledge Deed by facsimile or other electronic means shall be effective as an original and shall constitute a representation that an original shall be delivered upon the request of the applicable Parties.

10.	Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Pledge Deed.

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11.	Governing Law Venue. This pledge deed and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with, the laws of the state of Israel. The terms of the Purchase Agreement relating to jurisdiction and venue for the enforcement of rights and remedies are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

12.	Severability. If any provision of this Pledge Deed is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

13.	Order of procedures. If the terms in the Purchase Agreement and this Deed of Pledge are found to be conflicting, the terms in the Purchase Agreement shall prevail.

14.	Registration. It is agreed and the Partied hereto undertake to execute any and all actions as necessary and sign any and all documents, deeds, statements and all other ancillary documents in order to register this Deed of Pledge in the Israeli Registrar of Pledges upon Closing of the Purchase Agreement.

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IN WITNESS WHEREOF, the Pledgor and the Pledgees have each executed this Pledge Deed both as of the day and year first above written.

Pledgor:

BOXLIGHT CORPORATION

By:
Name:	Mark Elliott
Title:	Chief Operating Officer

Pledgees:

Dovi Bruker	Alejandro Jose Merikanskas Halpern

Benjamin Kaufman	Arturo Leon Merikanskanskas Halpern

Judith Anat Herzog

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Exhibit 6.8(A)

FORM OF EMPLOYMENT AGREEMENT

Schedule 3.4(c) Tax Matters

From : The Israel Tax Authority

Professional Division

The Laws of Encouragement Department

February 12, 2013           Reference No.: 2012/0778

To: GlobiSens Ltd.

38 HaPrahim Street

Raanana, 43399

Via

Abulafia Avital and Associates Accountants

15 Kanfei Nesharim Street

Jerusalem, 95464

Re: GlobiSens Ltd. Private Company No.514262989 (hereinafter “the Company”)

Taxation Agreement Decision – determining “Industrial Enterprise” and “Preferred Income”1

Your application from 3/27/12, 5/10/12, 2/7/13

1.	Facts according to your statement:

1.1.	The Company is an Israeli resident private company established in 2009. Since 2011[2] the Company focuses on the development, manufacturing and marketing of e-learning pedagogic kit for school laboratory classes (hereinafter “the Kit”). The Company’s enterprise is located in Petah Tikva (Another Area) (hereinafter “the Enterprise”).

1.2.	The Company’s shareholder composition (hereinafter “the shareholders”) is as follows[3]:

Name of Shareholder	I.D./Private Company No.	Percentage Shareholding
Dov Bruker	024514762	100%

1.3.	The Company has developed the e-learning pedagogic kit for school laboratory classes comprised of hardware and software (hereinafter “the Kit”). The hardware product is assembled with various sensors for data measurements such as: humidity, sound volume, light intensity, acidity, distance, voltage, etc. The software developed by the Company as part of the Kit reads data measurements and performs appropriate graph analysis to support curriculum based experiments. The software is compatible with PCs or various tablet computers (iPad or Android). In fact the Kit is set to substitute all existing measurement modes implemented so far at the Chemistry and Physics school laboratories. The Kit is wireless allowing data transfer from hardware to software through Bluetooth technology or Wi-Fi networks. The development of the Kit (hardware and software) is exclusively done at the Company’s enterprise. The hardware manufacturing process involves subcontractors as described hereinafter in appendix A.

1 “Preferred Income” as defined in section 51 of the Encouragement of Capital Investments Law 5719-1959 (hereinafter “the Law”)

2 Until 2011 and since its establishment the Company provided technological counselling services within the field of expertise of the shareholder

3 To the date of this certificate of approval

1.4.	The Company’s revenues are based on sales of the Kit and software. The Company sells the Kit mainly through local distributors to developing countries or through the local Ministry of Education.

1.5.	The Company’s workforce comprises as follows[4]:

Department	Number of Employees
R&D	3.5*
Management and Marketing	3
Total	6.5

(*) One freelance employee holding a half-time position supervising development and documentation of experiments performed with the Kit.

1.6.	The Company’s 2011 annual revenue is as follows5:

2011
Israel	-
Abroad	11,940K NIS
Total	11,940K NIS

1.7.	We have noted a statement given by the Company and the Shareholders stating that neither the Company nor the Shareholders apply to any provisions stated by the Law to denounce the Company’s Preferred Enterprise status as defined in section 51 of the Encouragement Law.

2.	The Application

2.1.	To obtain certificate of approval determining the Company’s enterprise to be considered as an Industrial Enterprise as defined in section 51 of the Encouragement Law.

2.2.	To obtain certificate of approval determining the Company’s revenues, aforementioned in section 1.4, as Preferred Income as defined in section 51 of the Encouragement Law[6].

3.	Tax Agreement

3.1.	Every term in this certificate of approval adheres to the meaning attributed by the Law unless stated otherwise in this certificate of approval.

3.2.	By the authority given to me according to section 51(9) of the Encouragement Law, and subject to the provisions to chapter 7 (1) of the Law and the provisions of this tax agreement, I hereby confirm that the Company’s enterprise in Petah Tikva (Another Area) operating the development of a kit for computerized laboratory classes of:

Company Name	Private Company No.	Assessing Officer
GlobiSens Ltd.	514262989	Kefar Saba

Is an Industrial Enterprise as defined in section 51 of the Encouragement Law subject to the provisions stated hereinafter in section 3.3.

4 To the date of this certificate of approval without further verification on our behalf

5 Without further verification on our behalf

6 According to the version of the law that includes amendment No. 68

This certificate of approval shall be valid as long as all the provisions of this approval and the Law are valid including the terms defining Preferred Company, Preferred Enterprise and Industrial Enterprise[7] and as long as the submitted presentations are valid and the Company is performing the industrial activity as aforementioned in section 1 and as specified hereinafter in Appendix A.

3.3.	The Company and the Shareholders agree that the enterprise shall comply with the legal terms of Industrial Enterprise as abovementioned in section 3.2 provided that the number of production and development employees employed by the Company in this enterprise for each year that the Company applies for benefits shall be as follows:

3.3.1.	For tax year 2013 the total number of production and development employees directly employed by the company shall be no less than 8 employees. For this purpose the number of employees during a tax year will be calculated while taking into consideration employment term and full-time or part-time employment status of each employee over this year.

3.3.2.	For tax year 2014 and so forth, the total number of production and development employees directly employed by the company shall be no less than 10 employees. For this purpose the number of employees during a tax year will be calculated while taking into consideration employment term and full-time or part-time employment status for each employee over this year.

3.4.	In the event of the Company shifting its field of operation and/or changing its business model and/or considerably reducing the extent of development, this certificate of approval shall no longer be valid unless determined otherwise by the Israel Tax Authority.

3.5.	The Company shall have the right to claim benefits according to the provisions stated by the Law and limited to Preferred Income[8] from the Kit sales as stated in the aforementioned section 1.4 beginning from tax year 2011 and subject to adhering to the stipulated number of company employees as set in the aforementioned section 3.3. Provided that the Company fails to adhere to the stipulated number of company employees as set in the aforementioned section 3.3 up until tax year 2015, the Company’s tax benefits shall be retroactively nullified commencing tax year 2011 with no limitation claim and the Company would refund the assessing officer all benefits claimed according to this certificate of approval. Provided that the Company failed to adhere to the stipulation in the aforementioned section 3.3.2 from tax year 2016 and so forth, the Company’s right to claim benefits by the Law for that year would be revoked.

3.6.	Since the Company operates part of the production process through non-Israeli based subcontractors hence provided that the ratio between sections A and B hereinafter exceeds 10% then “part of the Preferred Enterprise taxable income”[9] for the same tax year would be considered “Non Preferred Income” and therefore ineligible to receive benefits by the Law.

7 Annual operation of the enterprise should be primarily in production

8 As defined in section 51 of the Law

9 As defined in section 51 of the Law

Regarding this paragraph:

“Part of the Preferred Enterprise taxable income” – the sum calculated by multiplying the Preferred Enterprise’s taxable income for a tax year with the rate of the ratio between:

A)	Numerator sum – “the cost of non-Israeli based production subcontractor for the Company during this tax year.”

B)	Denominator sum – Total “cost of goods sold” added by “R&D expenses” for this tax year as appropriately audited by the applied accountancy rules, and as reported by the Company through the audited financial reports.

For this purpose the Company shall present the assessing officer, alongside the annual submitted tax report, a detailed appendix specifying all data and calculation required to implement the abovementioned stated in this section including detailed company’s costs related to non-Israeli based subcontractors.

3.7.	For the avoidance of doubt it should be clarified that this certificate of approval by no means shall determine the tax benefits entitled to the Company and that shall be determined according to the area where the Company’s enterprise is located during the tax year[10] – Petah Tikva (Another Area) - and according to the provisions in section 51 (16) of the Law.

3.8.	The Company shall be eligible to claim tax benefits however limited to the stipulations in section 18 (1) of the Law (Competitive Enterprise)[11]. In the years when the Company fails to adhere to the provisions set by the Law in section 18 (1) the Company shall not be eligible to claim tax benefits.

3.9.	Business relations between the Company and related companies[12] shall be based on market stipulations and prices with proper attribution of expenses and subject to the provisions as set in section 85 (1) of the Income Tax Ordinance and the implied regulations, essentially this matter shall be subject to the supervision of the Transfer Pricing Department and/or the assessing officer.

3.10.	The Company shall not be eligible to claim tax benefits for a tax year when failing to adhere to any of the stipulations stated by the definition of Preferred Enterprise in section 51 of the Law. The Company and/or the Shareholders oblige to report whenever any Company’s position holder[13] and/or the Company are convicted for the violation of provisions stated in the definition of a Preferred Company in section 51 of the Law, by sending a notice to the assessing officer and the tax authority within 30 days from date of conviction.

3.11.	It is agreed by the Company that this taxation decision regarding Industrial Enterprise and Preferred Income[14] applies until tax year 2016 subject to the provisions of the Law and subject to the fact that the enterprise’s operation, as stated in abovementioned section 1, shall not occur any fundamental change. When seeking to extend the validity of this taxation determination the Company shall apply to the Tax Authority.

10 The area category of the location of the enterprise should be examined at the end of each tax year according to the second addition to the Law

11 Terms of “Competitive Enterprise examination should be reported using form 901(1)

12 As defined in section 88 of the Income Tax Ordinance

13 As defined in section 119(1.4) of the Income Tax Ordinance

14 “Preferred Income” as defined in section 51 of the Encouragement Law

3.12.	The Company confirms that it shall not be a Family Company and/or S Corporation[15] throughout the term of these benefits.

3.13.	The Company confirms that the Company’s management and control shall remain Israeli based throughout the term of these benefits.

3.14.	This certificate of approval was issued based upon the presentations as presented to us verbally and in writing. This certificate of approval shall be retroactively revoked when revealing any discrepancy and/or significant omission regarding information given through the application.

4.	Terms of Agreement

4.1.	This tax agreement shall be valid as stated in this certificate of approval subject to the accuracy and comprehensiveness of the facts and presentations as given through your statements either verbally and/or in writing.

4.2.	A violation of any provision stated in this certificate of approval shall be grounds to retroactively cancel this agreement from the date of approval and according to the determination of the Israel Tax Authority.

4.3.	This certificate of approval shall not be considered as taxation assessment and the assessing officer is permitted to act within the authority given and subject to the provisions of the Income Tax ordinance, and regarding actions as stated in this agreement subject to the provisions of this certificate of approval.

4.4.	The Company and the Shareholders understand this agreement and its stipulations and liable to fulfill the provisions of this agreement word for word. Within 30 days from the date of issue of this certificate of approval, the Company and the Shareholders will provide the Tax Authority and the assessing officer with a statement to confirm their obligation to adhere to every stipulation and provision as stated in this certificate of approval word for word without any reservations.

Sincerely,

Michael Asoulin, Accountant

The Laws of Encouragement Department

CC:

1)	Mr. Aharon Eliahu, Accountant – Professional Senior Director General
2)	Mrs. Miri Savion, Accountant – Assessment Officer, Kfar Saba
3)	Mr. Yossi Yaron – Director of Capital Investment Encouragement
4)	Mr. Noam Kott, Attorney – Legal Department

15 Sections 64(1) or 64(1.1) of the Income Tax Ordinance

Appendix A

Hereinafter is a description of the development and production process as implemented by the Company’s enterprise and with the support of Israeli and non-Israeli based subcontractors:

1.	Development of software at the Company’s enterprise including sensor based experiments array, outcome analysis, lesson plans, etc. In addition, the Company develops computer compatibility to various operating systems (Android, IOS, Linux, and other) to facilitate software performance on various devices.

2.	Development of hardware while combining various sensors and wireless communication (Wi-Fi, Bluetooth) to allow transmission of outcome to software. Development of hardware includes definition of product specification, schematic plan, selection of assembled components and sensors for the Kit, mechanical system design, printed circuit board design, production file development, etc.

3.	Plastic components order – production through casting process by a non-Israeli based subcontractor.

4.	Hardware assembly process by Israeli based subcontractor A. S. M. T. Technologies Ltd in Sderot. Product Assembly Process includes as follows:

4.1.	Procurement of components for the Kit assembly according to the production file submitted by the Company.

4.2.	Assembly of printed circuit board setting various components incorporating soldering and paste methods.

4.3.	CPU software burning.

4.4.	Assembly of various sensors.

4.5.	Ongoing electronic and mechanical tests throughout the assembly process.

4.6.	Assembly of final circuit on plastic components.

4.7.	Packaging and shipping to end customer.

Taxation Determination 20/08

Taxation Determination Field: Encouragement Laws

Re: Production through non-Israeli based subcontractors – agreed taxation determination

The Facts:

1.	An Israeli resident company (hereinafter “the Company”) operates the development manufacturing and marketing of air conditioning systems and cooling systems for cargo commercial vehicles as well as electric doors for commercial vehicles.

2.	The Company manufactures all parts of the air conditioning and cooling systems excluding the compressors that are purchased from a Japanese manufacturer.

3.	The Company manufactures all parts of the electric doors excluding the engines that are purchased from a German manufacturer.

4.	The cost of compressors and engines comprises 5.6% of the general annual cost of goods sold.

Application Details:

The Company applied to determine its eligibility for tax benefits on the basis of production through non-Israeli based subcontractors.

Taxation Determination and Terms:

1.	It is determined that the cost of compressors and electric engines shall not exceed 10% of total annual cost of production of air conditioning systems, cooling systems for cargo commercial vehicles and electric doors for commercial vehicles, throughout the eligibility period to receive these benefits. If the cost of compressors and electric engines should exceed 10% of total annual cost of production of air conditioning systems, cooling systems for cargo commercial vehicles and electric doors for commercial vehicles, during the eligibility period (of the extension which is the object of this certificate of approval) as abovementioned part of the taxable income (the object of this extension) generated by the sales of air conditioning systems, cooling systems for cargo commercial vehicles and electric doors for commercial vehicles would not be considered eligible for the benefits during that tax year. Hence, “part of the taxable income” refers to the rate of the cost of compressor end electric engine in the total cost of production of air conditioning systems, cooling systems for cargo commercial vehicles and electric doors for commercial vehicles.

2.	Other restrictions and terms were set as part of this taxation determination.

Schedule 3.7

Litigation

None

Schedule 3.8

Employment Matters

The Company executed agreements with the following individuals

1	Roni Nudler
2	Jenny Spector
3	Daria Lerner
4	Yuvalal Liron
5	Roberto Chernitsky
6	Emil Oklisty
7	Miri Pavlovski
8	Dovi Bruker

Schedule 3.9

Material Contracts

Please refer to Schedule 3.16 (b)

Schedule 3.10

Title to Assets

-	Lien #3 as of September 14, 2011 with respect to Company's car Israeli license# 2426275 in favour of a leasing company.

-	Lien #4 limited to NIS 110,000 registered as of March 28, 2012, on Company's Bank account in Leumi Bank.

Schedule 3.12

Third Party Products

Globisens is selling a white label of its Labdisc to 3 customers:

1.	VWR in the USA under the brand name DataHub

2.	KnowK in Italy under the brand name GineusBoard Lab

3.	East Teaching in China under the brand name LabBOX

Schedule 3.13(b)

Written notice from any material customer or supplier Exceptions

There has been no written notice that any material customer or supplier of the Company: (i) intends to terminate its agreements with the Company, or otherwise modify its relationship with the Company, or (ii) that the acquisition of the Company Ordinary Shares by the Buyer will materially and adversely affect the relationships of the Buyer (as successor to the Business) with such customers or suppliers.

Schedule 3.14

Operation of the Business

Globisens main course of business includes the development, production and marketing of hardware, software and curriculum material for science education. All deals involve selling our products to our distributors that sell it to their local user. One exception is the Micstrong deal. Micstrong is an Israeli company, owned by Chinese shareholders. They operate as a distributor - using the Israel-China protocol to sell Israeli technology to China while providing a long term, 15 years soft loan to their Chinese customers. The loan is provided by a local Bank in Israel to a local bank in China and the payments are guaranteed by ASHRA an Israeli credit insurer working with the Israeli ministry of Economy.

Globisens is Micstrong representative in Israel. As such we locate, negotiate and provide all Israeli educational technology to Micstrong project. Our first project with Micstrong is the establishment of a vocational training center in Dongfeng county in China. Total deal is $15M out of which $3.4 are Israeli goods purchased by Globisens and sold to Micstrong. Micstrong already signed an agreement with the Chinese customer, and ASHRA has already agreed to insure the deal. Under this deal – Globisens will work with 3 other Israeli companies and will supply to Micstrong $3.4M dollars of equipment. Globisens profit in this deal will be slightly over $1M. Most of the equipment in this deal is vocational equipment and thus, Globisens will only sell  $200K of its own science technology in this deal.

Globisens and Micstrong are working on additional Educational deals for years 2016, 2017. To ensure future deals, the Israeli ministry of Economy was requesting Micstrong to have Israeli shareholders, holding a minimum of 20% in the company. As such Globisens will use the first deal profit to purchase 20% of Micstrong shares.

Schedule 3.16

None.

Schedule 3.16(a)

Intellectual Property

Globisens Intellectual property includes pending patents, products electronic drawings, products mechanical drawings, products plastic molding, products metal moldings, products PCB GERBER files, products assembly instructions, products BOM (bill of material), production know how, products firmware code, products software codes for WINDOWS, iOS, Android, Linux, MAC OS, Products curriculum activities with over 1300 pages of experiments in physics, biology and chemistry, all marketing material including brochures, WEB design, movies, case studies, news-letters, 3 international awards, training courses, sales scripts, pricelist and competitive analysis. Distribution channels including all distribution agreements.

GLOBISENS LTD.

STATUS REPORT - JULY 20, 2015

File No.:	74719
Country:	USA
Type:	Trademark
Application No.:	85/574,562
Filing Date:	March 20, 2012
Registration No.:	4,397,065
Registration Date:	September 03, 2013
Title:	LABDISC in Class 9
Status:	Issued
Future Activity:	Affidavit of Use must be filed by September 03, 2019 Renewal due: September 03, 2023

File No.:	74720
Country:	USA
Type:	Design
Application No.:	29/409,411
Filing Date:	December 22, 2011
Registration No.:	D699,299
Registration Date:	February 11, 2014
Title:	LABDISC
Status:	Issued
Future Activity:	In force until February 11, 2028

File No.:	74781
Country:	USA
Type:	Patent
Application No.:	13/331,508
Filing Date:	December 20, 2011
Registration No.:
Registration Date:
Title:	COLLABORATIVE ENVIRONMENT/EXPERIMENT MONITORING DEVICE AND SYSTEM
Status:	Under examination
Future Activity:	Awaiting your instructions for responding to the outstanding official action by the due date of August 22, 2015

File No.:	75965
Country:	PCT
Type:	Patent
Application No.:	PCT/IL2012/050532
Filing Date:	December 18, 2012
Registration No.:
Registration Date:
Title:	COLLABORATIVE ENVIRONMENT/EXPERIMENT MONITORING DEVICE AND SYSTEM
Status:	Lapsed
Future Activity:	None - no national phase applications were filed by the 30 month deadline of June 20, 2014

Schedule 3.13(a) Customer List

GLOBISENS LTD.
Globisens Ltd, לרנר דריה
7/16/2015 9:22
מס. לקוח "*"

Customers

Customer Number	Customer name	ZIP	Country	Phone	Fax
5102	EDUCACIÓN TECNOLOGICA SA	1429	Argentina	-8180	
5601	Armtab Technologies	37	Armenia	37493804753	
5669	Brighter (Australia) Pty Ltd	3056	Australia	+ 613 9882 1858	
5556	Pullman Academic	3162	Australia	Ph:+ 61 3 9557 7993	
5510	Modern Teaching Aids Pty Ltd	NSW 2086	Australia	61 2 9938 0400	61 2 9938 0495
5548	SCIENTRIFIC PTY LTD		Australia	02 6645 8111	02 6645 8125
5605	HS Munderfing	5222	Austria	43-7744 6349	
5652	Edumedia-Azerbaijan LLC	AZ1009	Azerbaijan	994125973035	
5643	Vincent Leermiddelen Scientific	2610	Belgium		
5594	DIMAT bvba / sprl	B-2930	Belgium	32 3 653 49 97	32 3 653 49 98
5528	EduMobile	4020	Belgium	32 4 349 05 16	
5532	Anaïtis sprl	B-4020	Belgium	+32 4 349 05 16	
5533	Kurt Klynen	3300	Belgium		
5631	Mr. Philippe Leonard	B-1180	Belgium	02 650 5456	
5606	Olga Schifrin		Belize		
5522	POSITIVO INFORMÁTICA S/A		Brazil	55 41 3312-3693	
5567	CompLab Importação,Exportação,Comércio e Serviço		Brazil	55-11-2532-8788	55-11-2847-4550
5667	Go Ahead IT	01311-000	Brazil	+55 11 3509 7474	
5550	SIMLAB		Brazil		
5512	GROUPE ICLASS CANADA INC.	G1R 1R7	Canada	418-694-2266	418-780-3259
5516	IMPORTADORA Y DISTRIBUIDORA ARQUIMED LTDA.		Chile	(56-2) *6346266	(56.2) 6344633
5508	Efecto Educativo	7750146	Chile	(56) (2) 7270133	
5668	TAL Education Group	100086	China	+8610 5292 6669	+8610 5292 6796
5661	NetDragon	350001	China	8618905003577	
5578	Dong Fang Jiao Ju	201600	China		
5536	Global Way Trading Co., Ltd.	518031	China	86 13823779661	
5664	Global Well Tech	518031	China	86-18038039995	
5603	LingZhi YI		China	86-18913166967	
5650	Intel Tecnología de Colombia		Colombia	573115614930	
5628	Grupo Bassa International Corporation SAS		Colombia	57-1-4673154	
5587	TELCOBRAS SAS.		Colombia		
5632	EDUMEDIA S.A.S.	111321	Colombia	57-1813-68-68	
5646	HSM Informatika d.o.o	10000	Croatia	+385(0)13908930	+385(0)13758850
5552	Studica Nordic Aps	2980	Denmark	45 89 88 09 52	
5623	Ilona It Oy	180	Finland	+358 207 191 515	
5592	France Systèmes	35510	France	+33 2 99 83 05 70	
5611	The British School of Paris	78290	France	33 (0)1 34 80 45 90	
5644	Jeulin	27019	France	33 2 32 29 40 91	
5600	Easytis	95190	France	33173791422	
5582	Cité de l'espace	31506	France		
5553	Décisions et Conseils en Innovation et Santé (DC	75019	France	: + 33 177 623 850	: + 33 607 132 920
5546	SANDRA RICKER	12051	Germany	49 173 29 52 182	
5575	Mr.Franz-Josef Kuhn	45147	Germany	0173 8713898	
5568	CONATEX-DIDACTIC Lehrmittel GmbH	D-66459	Germany	+49 6849-99296-23	+49 6849-99296-26
5042	BonApart Hotel	80992	Germany	49 172 78 10 200	
5614	XAGIAT INTERACTIVO EPE	17455	Greece	30 210 9802180	
5621	University of Piraeus Research Center	18532	Greece	30-2104142765	
5619	Irini Poutakidou	PC 55210	Greece	+30 6945 101122	
5636	HCT		Honduras	(504) 2230-7211	(504) 2230-6412
5525	Design Soft	H- 1067	Hungary	3612691206	
5503	Framhaldsskolinn í Mosfellsbae		Iceland	(+354) 412-8500	
5504	Electronic Instrumentation	133001	India	-2663167	
5565	VIKASH CHANDRA	600006	India	91 98843 03114	
5615	Edutech India p Ltd	600 006	India	91 44 2833 0999	91 44 2833 1777
5633	Edutech India Pvt Ltd	600 006	India		
5635	Krishna Book Depot	145001	India	91-9914066069

Schedule 3.13(a) Supplier List

GLOBISENS LTD.
Globisens Ltd, לרנר
דריה
7/16/2015 9:26
מס' ספק '*'

Supplier list

Supplier number	Supplier	Country/City	ZIP	Phone	Fax
2520	ELECTRONIC INSTRUMENTATION - EISCO	AMBALA CANTT	133001	91-171-2663-	
2512	FUTURLEC	BANGKOK			
2504	MCH Messe Schweiz	BAZEL		41582002020	41582062194
2503	World didac	Bümpliz	3018	+41 31 311	
2516	HANTRONIX, INC.	CA	95014-4132	-408	-408
2509	ZHENGZHOU WINSEN ELECTRONICS	China			
2591	KYTO ELECTRONIC Co. Ltd	city	523087	86-769-8838-	86-769-8227-
200003	New Haven Display Intl. Inc.	Elgin, IL	60124	847-844-8795	847-844-8796
2586	NEWHAVEN DISPLAY	Elgin, IL	60124	1-847-844-8-	1-847-844-8-
2514	Digi-Key Co.	falls, MN	56701	1-800-800-3-	
2521	Learning Probe International Inc.	FL	33009		
2585	ARMADEUS SYSTEM	France			
2594	ZENCRO INDUSTRIAL Co. Ltd	Guangdong	523172	86-769-8838-	86-769-8227-
2510	ANASCO CORPORATION LIMITED	Hong Kong			
2580	(ספק) GLOBAL WAY TRADING LIMITED	Hong Kong			
2596	MASCOTTE IND. ASSOCIATES LTD	Hong Kong		+852-2814-0-	+852-2555-7-
2513	HOSTGATOR	HOUSTON			
2588	I2I EVENTS LTD)BETT)	Iceland			
2589	STEVE BRAZIER	Iceland		44(0)238026-	
2057	TIGARO WIRELESS	Israel	40500	077-2004799	054-5348566
2143	Israel supplier	Israel	40500	+972-9-7611-	+972-9-7611-
2168	Israel supplier	Israel	60218	9527316	9527520
2084	Israel supplier	Israel		03-6505650	03-5581276
2164	Israel supplier	Israel	45880	507587493	
2125	Israel supplier	Israel	70300	08-9155558	08-9155559
2119	Israel supplier	Israel	51110	03-5783737	03-5783736
2124	Israel supplier	Israel		1-700-700-8-	
2126	Israel supplier	Israel	51200	1-700-70-20-	03-5781486
2152	Israel supplier	Israel	51202	03-6194048/	03-6194113
2151	Israel supplier	Israel	45240	09-7417277	09-7482616
2062	Israel supplier	Israel	46725	09-9544395	
2095	Israel supplier	Israel	46446	09-9566908	09-9567154
2107	Israel supplier	Israel	46152	03-6041489	03-5469218
2120	Israel supplier	Israel		050-8221973	
2097	Israel supplier	Israel		03-5505804	03-5504425
2102	Israel supplier	Israel	5881702	03-5595252	03-5594529
2127	Israel supplier	Israel	58451	054-4535623	
2061	Israel supplier	Israel	34741	04-8379371	050-5264488
2081	Israel supplier	Israel	31019	04-8678219	04-8678221
2160	Israel supplier	Israel	3190501	*3031	03-7255858
5004	Israel supplier	Israel		04-8576667	
2105	Israel supplier	Israel	20692	04-8290120	
2087	Israel supplier	Israel	91999		
2063	Israel supplier	Israel	25147	04-9573717	04-9579715
2135	Israel supplier	Israel	44113	09-7417299	09-7410871
2055	Israel supplier	Israel	71100	08-9181718	052-8846647
2076	Israel supplier	Israel	71100	08-9153100	08-9153101
2103	Israel supplier	Israel	711002	03-9777366	073-3777592
2104	Israel supplier	Israel	71100	08-9132777	08-9257889
2129	Israel supplier	Israel	70100	03-9777333	03-9777334
2148	Israel supplier	Israel		08-9146318	08-9146316
2115	Israel supplier	Israel		03-6176422	03-6141407
2138	Israel supplier	Israel		+972-73-233-	+972-52-682-
2094	Israel supplier	Israel		03-9389391	050-2927776
2078	Israel supplier	Israel	70151	1-700-707-3-	
2117	Israel supplier	Israel	70100	03-9754044	03-9754045
2066	Israel supplier	Israel	42118	09-8656647	09-8656648
2080	Israel supplier	Israel	4250342	054-4573334	
2122	Israel supplier	Israel		1-800-600-6-	09-8638716
2136	Israel supplier	Israel	42379	09-8627757	09-8627758
2085	Israel supplier	Israel			
2147	Israel supplier	Israel		074-7021900	153-5480079-
2072	Israel supplier	Israel	49518	03-9187777/	03-9228970
2075		Israel		03-9288555	03-9288501

Distribution Agreements

Authorization Letters

Other Agreements

Schedule 3.18

Broker

None

Schedule 5.6

None.

Exhibit 1.5(d)(iii)

GLOBISENS LTD.

Private Company No. 51-426298-9

S H A R E C E R T I F I C A T E

Authorized Capital: NIS 10,000

divided into 1,000,000 Ordinary Shares of a nominal value of NIS 0.01 each

THIS IS TO CERTIFY

That BOXLIGHT Corporation is the Registered Holder of 13,900 Ordinary Shares of nominal value 0.01 NIS each fully paid up in the above named Company, subject to the Articles of Association of the Company.

Given under the Stamp of the Company.

This __ day of August, 2015

Director:______________

Dovi Bruker

13,900 Ordinary Shares

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR LAWS

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCK PURCHASE AGREEMENT AND ITS ANNEXES, DATED 31 OCTOBER 2014; AS AMENDED, AND AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY, THE HOLDER HEREOF AND OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

Exhibit 1.5(d)(iv)

Written Resolutions Of The Board of Directors Of

Globisens Ltd.

Dated as of August ___ 2015

The undersigned, being the sole director of Globisens Ltd. (the “Company”), resolves in writing the following:

Approval of the Stock Purchase Agreement

WHEREAS, the Board of Directors of the Company (the “Board”) deems it to be in the best interest of the Company to enter into the Stock Purchase Agreement including all annexes, exhibits and schedules thereto (the “SPA”), dated 31st October 2014, as amended, in the form attached hereto as Exhibit A, among the Company and BOXLIGHT CORPORATION (formerly, Logical Choice Corporation (the “Buyer”);

Pursuant to which the Buyer shall purchase the 13,900 Ordinary Shares, nominal value NIS 0.01 each which represent One Hundred Percent (100%) of the Company’s outstanding share capital, in consideration of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), all as set forth and in accordance with the provisions of the SPA;

NOW, THEREFORE, IT IS HEREBY RESOLVED, subject to the approval of the Company’s shareholders, to approve the execution, delivery and performance by the Company of the SPA and any and all of its exhibits, schedules and annexes, as well as any and all transactions contemplated therein and thereby (whether or not separately approved hereby);

Amendment of the Company’s Articles of Association

RESOLVED, to recommend to the Company’s shareholders to amend and replace the current Articles of Association of the Company by the adoption of the Amended Articles of Association attached hereto as Annex B.

General Authorization

RESOLVED, that the Board hereby ratifies and confirms any and all acts taken in connection with the foregoing resolutions by the officers of the Company in good faith in their capacities as such officers as the valid and binding acts of the Company duly approved by the Board; and it was

RESOLVED, that consistent with the foregoing resolutions, Dov Bruker or any officers of the Company, is hereby authorized and directed, in the name and on behalf of the Company, to do all things, to take all such actions, and to execute, deliver and file all such other instruments, reports, documents, and regulatory and other notices as may be determined by such officer to be necessary or appropriate in effecting all or any of the foregoing resolutions (such determination to be conclusively, but not exclusively, evidenced by the taking of such actions or the execution, delivery, and filing of such instruments, reports, documents, or regulatory or other notices by such officer without any further action or approval by the Board) and to take any such other action as may be necessary or advisable to carry out the intent and purposes expressed in the foregoing resolutions.

All capitalized terms used but not defined herein shall have the meaning ascribed to them in the SPA.

IN WITNESS WHEREOF, the undersigned has herein executed this Written Resolution of the Board of Directors as of the date first written above.

Dov Bruker

Exhibit 1.5(d)(v)

Written Resolution Of The Shareholders Of

GLOBISENS Ltd.

Dated as of ______________

The undersigned, being all the shareholders of Globisens Ltd., a company registered under the laws of the State of Israel, with registration number 51-426298-9 (the “Company”), acting by unanimous written resolution of the shareholders of the Company (the “Shareholders”) made in lieu of a meeting and pursuant to the Articles of Association of the Company and the Companies Law, 5759-1999 (the “Companies Law”), hereby consent to the following resolutions and actions:

Capitalized not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement including all annexes, exhibits and schedules thereto (the “SPA”), dated October 2014, as amended, in the form attached hereto as Exhibit A.

Approval of the Stock Purchase Agreement

WHEREAS, the Shareholders, as collective owners of 100% of the Company’s outstanding share capital, will sell all their shareholdings of the company; and

WHEREAS, BOXLIGHT CORPORATION (formerly, Logical Choice Corporation), a private company duly registered and incorporated under the laws of the State of Nevada (the “Buyer”), wishes to purchase from all the shareholders their shares in the Company; and

WHEREAS, the Board of directors of the Company (the “Board”) deems it to be in the best interest of the Company to enter into the SPA; and

WHEREAS, the Board deems it to be in the best interests of the Company to amend and replace the current Articles of Association of the Company by the adoption of the Amended Articles of Association attached hereto as Annex B (the “Amended Articles”).

NOW, THEREFORE, IT WAS RESOLVED, to approve, authorize and ratify the Board’s resolution, to approve and authorize the execution, delivery and performance by the Company of the SPA and any and all of its exhibits, schedules and annexes, as well as any and all transactions contemplated therein and thereby (whether or not separately approved hereby); and it was

RESOLVED FURTHER, to replace the current Articles of Association of the Company with the Amended Articles.

RESOLVED FURTHER to approve Bruker’s new Employment Agreement made part of the SPA and all terms and conditions thereto.

General Authorization

RESOLVED, that the shareholders hereby ratify and confirm any and all acts taken in connection with the foregoing resolutions by the officers of the Company in good faith in their capacities as such officers as the valid and binding acts of the Company duly approved by the Board; and it was

RESOLVED, that consistent with the foregoing resolutions, Dov Bruker and any officer of the Company, is hereby authorized and directed, in the name and on behalf of the Company, to do all things, to take all such actions, and to execute, deliver and file all such other instruments, reports, documents, and regulatory and other notices as may be determined by such officer to be necessary or appropriate in effecting all or any of the foregoing resolutions (such determination to be conclusively, but not exclusively, evidenced by the taking of such actions or the execution, delivery, and filing of such instruments, reports, documents, or regulatory or other notices by such officer without any further action or approval by the Board) and to take any such other action as may be necessary or advisable to carry out the intent and purposes expressed in the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned has herein executed this Written Resolution of the Shareholders as of the date first written above.

Dov Bruker	Alejandro Jose

Merikanskas Halpern

Arturo Leon	Benjamin Kaufman	Judith Anat Herzog
Merikanskas Halpern

List of Exhibits:

Exhibit A - Share Purchase Agreement

Exhibit B – Amended Articles

Exhibit 1.5(d)(vi)

THE COMPANIES LAW, 5759-1999

PRIVATE COMPANY LIMITED BY SHARES

AMENDMED ARTICLES OF ASSOCIATION

OF

GLOBISENS LTD.

And in Hebrew:

גלוביסנס בע”מ

DEFINITIONS

1.	In these Articles of Association, the following terms in the left column shall bear the meaning assigned to them in the right column, unless such meaning is inconsistent with the subject matter or context:

Boxlight	BOXLIGHT CORPORATION (formerly, LOGICAL CHOICE CORPORATION), a Nevada corporation.

“Bruker”	Mr. Dovi Bruker Israeli I.D #059629915, the founder of the Company and its CEO.

General Meeting	An Annual Meeting or a Special Meeting of Shareholders, as defined in the Companies Law.

Directors/Board of Directors	The Board of Directors of the Company as it shall be from time to time, or, as the case may be, the Directors, or in the event that there shall be less than two, the Director of the Company, at that time.

Company	The Company referred to above.

Companies Law/the Law	The Companies Law, 5759-1999, as amended from time to time, and any other law, which shall apply to the Company, and which shall be valid at that time, as the case may be.

Interim Period	a certain term of time as defined in the SPA.

SPA	that certain Stock Purchase Agreement dated 31st October 2014(and its amendments).

These Articles of Association/
These Articles	These Amended Articles of Association of the Company, as amended from time to time, in accordance with the provisions of the Companies Law.

THE NAME OF THE COMPANY, ITS OBJECTS AND PURPOSE

2.	The name of the Company is:

(a)	In Hebrew: גלוביסנס בע”מ

(b)	In English: GLOBISENS LTD.

3.	The object for which the Company was established is to engage in any lawful business.

4.	The purpose of the Company is to operate in accordance with commercial considerations in order to generate profits for the Company and for such purpose, the Company may take into consideration, inter alia, the interests of its creditors, employees and the public. The Company shall be entitled to contribute a reasonable amount of money to a worthy cause, even if such contribution is performed not according to commercial considerations, specified above.

PRIVATE COMPANY

5.	The Company is a private company.

(a)	The number of Shareholders in the Company at any time shall not exceed fifty (50), excluding employees of the Company and former employees, and as such, even if following termination of their employment they continue to be shareholders. For the purpose of this Article, if two or more individuals hold a share or shares of the Company, jointly, they shall be deemed to be one Shareholder.

(b)	The Company may not offer its shares to the public.

(c)	The right to transfer shares of the Company is subject to the approval of the Board.

LIMITED LIABILITY

6.	The liability of each of the Shareholders of the Company is limited to the amount, which the Shareholder is called to pay to the Company for the shares, which have been allocated to him but have not yet been paid for by him.

SHARE CAPITAL

7.

a.	The authorized share capital of the Company is 1,000,000 (one million) ordinary shares, NIS 0.01 par value each.

b.	Unless otherwise determined in these Articles of Association, each ordinary share shall entitle the holder thereof to all the rights usually entitled to shareholders in a company, including the right to participate in distribution of dividends to be distributed by the Company and the right to participate in distribution of Company’s remaining assets upon liquidation of the Company (on a pro rata basis), the right to receipt summons to General Meetings, the right to participate and vote at the General Meetings as well as voting with respect to any matter that the General Meeting is entitled to resolve (each share shall entitle the holder thereof to one vote). The Company may change the rights attached to its shares subject to the provisions of the Companies Law and these Articles of Association.

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AMENDMENT OF THE ARTICLES

8.	Subject to Article 22, the Company may amend these Articles by a resolution adopted in a General Meeting by an ordinary majority.

BOARD OF DIRECTORS

9.	The Board of Directors of the Company shall consist of up to five (5) individuals three (3) of whom shall be designated by Boxlight, one (1) shall be Bruker and one (1) additional individual shall be designated by Bruker. In the event of a Buyer Repurchase Failure (as defined in the SPA), Boxlight’s nominated Directors shall automatically be terminated from their services to the Company.

ALTERNATE DIRECTORS

10.	A Director may, by written notice to the Company, appoint any individual, including an individual who already serves as a director or an alternate director in the Company’s Board of Directors, as an alternate for himself (“Alternate Director”), remove such Alternate Director and appoint another Alternate Director in his/her place. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for all purposes, and for a period of time concurrent with the term of tenure of the appointing Director.

RESOLUTIONS IN WRITING

11.	Without derogating from any other means of convening a General Meeting which shall be permitted, from time to time, pursuant to the Law, the Company shall be entitled to convene a General Meeting by utilizing any means of media, so that all of the Shareholders who are participating can hear each other simultaneously.

A resolution in writing signed by all the shareholders of the Company shall be deemed to have been lawfully adopted by the General Meeting duly convened. Such resolution may consist of several counterparts in identical form, each signed by one or more Shareholder.

12.	Without derogating from any other means of convening a Board meeting which shall be permitted, from time to time, pursuant to the Law, the Board shall be entitled to convene a meeting of the Board by utilizing any means of media, so that all of the Directors who are participating can hear each other simultaneously.

A resolution in writing signed by all the Directors then in office and lawfully entitled to attend and vote thereon shall be deemed to have been lawfully adopted by a meeting of the Board of Directors duly convened. Such resolution may consist of several counterparts in identical form, each signed by one or more Directors.

THE RIGHT NOT TO CONVENE AN ANNUAL MEETING

13.	The Company is entitled not to convene an annual General Meeting, in accordance with Section 60 of the Companies Law, except when it is required for the appointment of the Company’s auditor; and all, unless one of the shareholders or Directors demanded the Company to convene an annual General Meeting.

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14.	In the event that the Company did not convene an annual General Meeting, the Company shall send to the Shareholders registered in its register of shareholders, once a year, the financial statements specified in Section 172 of the Companies Law, no later than the last date on which an annual General Meeting should have been held, in the event that Article 13 above was not included in these Articles.

TRANSFER OF POWERS

15.	The General Meeting may adopt a resolution according to which it shall obtain the powers vested in another organ of the Company and to transfer powers which are given to the general manager to the Board of Directors, all for a particular matter or for a particular period of time, in accordance with Section 50(a) of the Companies Law.

AUDIT

16.	The General Meeting shall have the power to appoint auditors to the maximum time period provided under the Companies Law.

INSURANCE, INDEMNIFICATION AND RELEASE OF OFFICERS

17.	The Company shall be entitled to exempt, in advance, an Officer from his liability, in whole or in part, for damages due to breach of a duty of care toward the Company.

18.	The Company may undertake, in advance, to indemnify an Officer, provided that the undertaking shall be limited to events of the kind which the Board of Directors believes can be anticipated, at the time taking the indemnification undertaking, and at an amount that the Board of Directors determined is reasonable under the circumstances. The Company may also resolve to indemnify an Officer of the Company retrospectively; all in relation to liability or expense that shall be permitted under the Law or any other law, as applicable on the date of such resolution and subject to the amount-limit prescribed by the Law.

19.	The Company may enter into a contract for the insurance of its Officers, for liability incurred by them in their capacity as Officers, in whole or in part, in any of the following:

(a)	Breach of a duty of care toward the Company or toward a third party.

(b)	Breach of a duty of loyalty toward the Company, provided that the Officer acted bona fide and had reasonable grounds to assume that such act would not harm the Company’s interests.

(c)	Monetary liability imposed on him in favor of a third party.

(d)	Any other case in which it shall be possible, according to the Law, to insure an Officer on the date of the resolution.

20.	The Company may indemnify an Officer, in connection with any one of the following:

(a)	Monetary liability imposed on him in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court, due to an action made by him in the capacity as an Officer of the Company; and

(b)	Reasonable litigation expenses, including legal fees, incurred by the Officer, or for which a court found him liable, within the framework of proceedings filed against him by the Company or on its behalf or by a third party, or in a criminal action in which he was found innocent; all due to an action made by him in the capacity as an Officer of the Company.

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21.	The provisions of Articles 17 - 20 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Officer, and/or (ii) in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under Law.

INTERIM PERIOD

22.	Notwithstanding anything to the contrary in these Articles of Association, during the Interim Period, without the prior written approval of Bruker, the Company and/or any Organ of the Company, shall not:

a.	amend or otherwise modify these Amended Articles of Association;

b.	(i) redeem, repurchase or otherwise acquire any of its share capital or other securities, (ii) issue, sell, pledge, dispose of or encumber any share capital, or securities convertible into or exchangeable for any share capital, or (iii) split, combine or reclassify any of its share capital (iii) register any transfer of the Company’s Shares or new Encumbrance (as defined in the SPA) of such Shares (other than to the benefit of Globisens Shareholders, as defined in the SPA and according to its terms);

c.	merge or consolidate with, or acquire all or substantially all of the assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or effect an acquisition of shares or assets (including by way of merger) of another company;

d.	sell, lease, license or otherwise distribute or dispose of any material assets or property, except the sale of inventory in the ordinary course of business;

e.	(i) incur, assume, guarantee or modify any indebtedness for borrowed money in excess of $100,000, individually or in the aggregate, or (ii) create, incur or suffer to exist any Encumbrance (as defined in the SPA) upon any of its assets or properties in excess of $100,000, individually or in the aggregate, except in the ordinary course of business consistent with past practice;

f.	transfer or license to any third party or otherwise extend, amend or modify any rights to any Company IP, other than non-exclusive licenses to the extent such licenses are an integral part of the sale of inventory in the ordinary course of business or pursuant to any Company Contract (that has been made available to Buyer prior to the date hereof);

g.	change the manufacturer/production facility of the Company;

h.	increase the size of the Board or change the composition of the Board;

i.	effect any dissolution, liquidation or other winding up of the Company or the cessation of all or a substantial part of the business of the Company;

j.	except for a material breach by Bruker of his obligations and agreement under his employment agreement, appoint or remove the Company’s CEO;

k.	change or and/or effect any deviation therefrom from the 2 year annual operating plan and budget furnished to Boxlight prior to the execution of the SPA.

l.	declare or pay any cash dividends or make any cash distributions to Company’s shareholders.

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Exhibit 1.5(d)(ix)

Name	ID Number	Bank Account Details	#IBAN	Pro pata entitlement
Dov Bruker	059629915	Bank: Poalim Le Israel Branch: 208 Account name: BROKER YAAKOV DOV and ORIT	#IBAN: IL530122080000000172734 SWIFT: POALILIT	62.54%

Alejandro Jose Merikanskas Halpern	G06409398	Payee: Mauricio Merikanskas Berkovsky Payee Bank: JPMorgan (Suisse) SA Correspondent Bank: JPMorgan Chase Bank	#IBAN: CH97083807819600 10003 Swift: MGTCCHGG Swift: CHASUS33	7.23%

Arturo Leon Merikanskas Halpern	G04598437	Payee: Mauricio Merikanskas Berkovsky Payee Bank: JPMorgan (Suisse) SA Correspondent Bank: JPMorgan Chase Bank	#IBAN: CH97083807819600 10003 Swift: MGTCCHGG Swift: CHASUS33	7.23%

Benjamin Kaufman	064092359	Beneficiary: Accesso Investment Properties V , LLLP Address: 1140 E Hallandale Beach Blvd. Hallandale, Fl 33009 Bank: Wells Fargo Bank Account: 3627924289 ABA: 121 000 248 Branch: Miami, Florida 33131 Contact: Blanca Dunmayer (305) 789-1263		20%

Judith Herzog	013053301	First International Bank of Israel Hacarmel Branch ISRAEL	#IBAN: IL 180310090000000423491 SWIFT FIRBILITXXX	3%

Exhibit 1.5(d)(xi)

Personal Employment Agreement

This Personal Employment Agreement (“Agreement”) is entered into on August ___, 2015 (the “Effective Date”) by and between BOXLIGHT CORPORATIN (FORMERLY LOGICAL CHOICE CORPORATION), a Nevada corporation (the “Parent”); GLOBISENS LTD., an Israeli corporation (“Globisens” or the “Company”) (the “Company”) and DOVI BRUKER, an individual residing at 19 Hadasim st’. Hod Hasharon Israel (the “Executive”).

1.	Position.

	1.1.	Since formation of the Company, Executive has been serving as the CEO of the Company and effective the date hereof, the parties agreed that Executive shall be employed by the Company and serve as the CEO of Globisens. Subject to the general direction and control of the Board of Directors of the Company (the “Board of Directors”), the Executive shall have responsibility for managing the Company’s business and corporate development, sales and assistance in evaluating financing transactions, as well as such other duties as are normally associated with and inherent in the duties of CEO.

	1.2.	The Executive also agrees to perform, subject to agreed additional compensation (including reimbursement of travel expenses), such services for the Company as the Company’s Board of Directors shall from time to time reasonably specify.

	1.3.	The Executive’s services shall be performed at the offices of Globisens in Israel. The parties acknowledge, however, that the Executive may be required to travel, on occasion, in connection with the performance of his duties hereunder. It is clarified that all travel expenses shall be fully reimbursed by Globisens. It is agreed that all Executive’s transatlantic travel abroad (i.e. American, African or Asian countries) will be in business class.

	1.4.	The Executive shall perform his duties diligently, conscientiously and in furtherance of the Company’s best interests. It is hereby acknowledged and agreed that Executive’s position requires a special degree of trust and/or is one in which working hours cannot be supervised; accordingly, the provisions of the Work and Rest Hours Law, 1951, concerning separate and/or additional payments for overtime or for working weekends or on national holidays, shall not apply to this Agreement and to Executive’s employment hereunder.

	1.5.	Notwithstanding anything to the contrary in this Agreement, it is agreed that the Executive is entitled to devote one day per week (aggregately) to other personal business activities, as long as such activities does not compete with the Company and its business.

2.	Executive’s Representations and Understandings.

	2.1.	The Executive represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Executive with third parties and with respect to any permitted engagement of the Executive with any third party during the term of his engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Executive represents, warrants and undertakes that: (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers and (b) the Executive will not disclose to the Company, nor use, any proprietary or confidential information belonging to any Other Employer and shall not enter into any contract, or assume any obligation, in the name, or on behalf of the Company, unless performed in accordance with the directions of the Company.

	2.2.	The Executive agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Executive and the Company. During his employment by the Company, the Executive shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his position in the Company.

	2.3.	It is hereby acknowledged and agreed that Executive’s position with Company is a senior one, requires a special degree of trust and is one in which working hours cannot be supervised; accordingly, the provisions of The Work and Rest Hours Law, 1951, concerning separate and/or additional pay for overtime or for working weekends or on national holidays, shall not apply to this Agreement and to Executive’s employment hereunder.

	2.4.	The Executive acknowledges and agrees that all information technology systems of the Company to which he shall have access are the sole and exclusive property of the Company.

3.	Term and Termination.

	3.1.	The Executive’s employment with the Company began, or will begin, on the Effective Date and will continue until September 30 2017 [two years from the Closing] (the “Term”).

	3.2.	Notwithstanding the aforesaid, in the event of a Cause (as defined hereafter) the Company will be entitled to terminate this Agreement immediately and this Agreement and the employment relationship will be deemed effectively terminated as of the time of delivery of such notice (subject to any minimal mandatory notice requirement under applicable law). The term “Cause” means (i) the Executive engages in any act of dishonesty, fraud, misrepresentation, or intentional illegal conduct, embezzlement which is harmful to the Company; (ii) the Executive’s violation of any law or regulation applicable to the Company’s business which is materially harmful to the Company, (iii) an unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets, (iv) a material breach by the Executive of any agreement between the Executive and the Company, (v) any circumstances which allow for termination without severance payment under the law.

	3.3.	During the Term of this Agreement there shall be no change in Executive’s position with the Company or any obligations hereunder, unless otherwise agreed upon by the Parties hereto. Prior to termination of this Agreement the Executive will cooperate with the Company and use the Executive’s best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Executive’s responsibilities.

	3.4.	It is agreed and acknowledged by the Parties that in the event this Agreement is terminated without Cause by the Company, the Parent and the Company (jointly and severally) shall pay the Executive all he is due to and/or will be due to until the end of the Term, according to this Agreement. Such payment include (but not limited to) Base Salary, Commission, Social Benefits Etc until the end of the Term.

4.	Proprietary Information; Confidentiality and Non-Competition. The Executive hereby agrees to the provisions of the Proprietary Information, Confidentiality and Non-Competition Agreement attached in Exhibit A hereto and simultaneously executes a copy thereof, the terms of which will survive termination of this Agreement.

5.	Salary.

	5.1.	The Parent and the Company shall cause the Company to pay the Executive as compensation for the employment services hereunder, an aggregate monthly compensation in the amount in NIS equals to USD 11,666.66 (the “Base Salary”). The Base Salary includes a sum of USD 1,500 in consideration of the Executive’s non-competition obligation under Exhibit A. In addition, the Company shall have the right at any time to increase (but not decrease) the Base Salary, all as shall be determined by the Board of Directors of the Company in the exercise of their sole discretion.

	5.2.	Payment of the Base Salary will be made no later than the 10th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and any amounts deductible under this Agreement.

	5.3.	In addition to the Base Salary, the Executive shall be entitled to receive a commission equal to three percent (3%) of the net sales revenues generated during the Term and received by the Company (even if received following such Term), after sales discounts and returns (the “Commission”). Such Commission shall be payable at the end of each calendar quarter on a quarterly basis, based on the net sales revenues received by the Company during such calendar quarter, commencing December 31th, 2015 (with the first payment to be pro-rated from the Effective Date through December 31st 2015) and ending 6 months following the end to the Term.

	5.4.	The Base Salary and the Commission shall be paid to the Executive in the prevailing currency in Israel at applicable exchange rates with the U.S. dollar.

	5.5.	Except as specifically set forth herein, the Base Salary includes any and all payments to which Executive is entitled hereunder and under any applicable laws, regulations or agreements, excluding Commission. The Base Salary and it alone, shall be the basis for the provisions and deductions in respect of the social benefits specified in this agreement; and the Commission, all the bonuses, contributions to expenses and other benefits granted to the Executive (if at all) do not constitute a component of the Base Salary.

6.	Stock Options, ESOP .

	6.1.	In addition to (and not in lieu of) the Base Salary and Commission, the Executive shall be granted; (a) stock options (the “Options”) entitling the Executive to purchase 150,000 common stock equals to __% of Parent issued and outstanding capital stock on a fully diluted basis at the time of grant according to that certain option agreement to be attached to this agreement (the “Option Shares”) at the exercise price equal to 100% of the “Fair Market Value” (as defined herein) of the shares of Parent common stock, $0.001 par value per share (the “Common Stock”). The Options shall vest over a two year vesting period, under which fifty percent (50%) of the Option Shares may be purchased on a cumulative basis) at the end of each twelve months period (an “Anniversary Year”) during the Term of Employment. Options that have vested in any one Anniversary Year, but not exercised in full, shall carry over and may be exercised in any one or more succeeding Anniversary Years. Options may be exercised only if the Executive remains in the employment of the Company or another subsidiary of the Parent; provided, that, except for termination for Cause (as defined), any vested Options may be exercised by the Executive or his estate within 90 days after such employment shall terminate. To the extent not exercised all vested Options shall expire on a date which shall be four (4) years and six months from the Effective Date of this Agreement. As used herein “Fair Market Value” shall mean One United States Dollar ($1.00) per Option Share. In the event that, at the time of exercise of any Options, the Parent Common Stock is then trading on a public stock exchange at a per share price in excess of the exercise price of the Options, the Executive may exercise the Options on a “cashless basis” in accordance with the formula below.

Net Number = (A x B) - (A x C) D

For purposes of the foregoing formula:

A = the total number of Option Shares with respect to which the Option is then being exercised.

B = the closing price of the Common Stock on the date immediately preceding the date written notice of his full or partial exercise of the Option is given by the Executive.

C = the $1.00 per share Exercise Price of the Option.

D = the Closing Sale Price of the Common Stock on the date of the Exercise Notice.

The Company’s board of directors shall adopt an option plan (ESOP) according to the tax rules in Israel and such plan should be filed with the tax authorities within 3 months following the date the Effective Date.

7.	Social Benefits.

	7.1.	The Company shall, on a monthly basis, pay to a pension scheme for the benefit of the Executive and shall deduct from the Executive’s Salary a respective payment towards such pension scheme (the “Pension Scheme”), all with respect to the entire Base Salary. The Employee will be entitled to select the Pension Scheme manager or insurance agent at its discretion. The Company shall pay towards a loss of working ability component in accordance with the Company’s general arrangement, an amount of up to 2.5% of the Base Salary. Subject to applicable law, except if requested otherwise by the Executive, the Pension Scheme shall be of a managers’ insurance type and the contribution to such insurance will be as follows: (i) the Company will pay an amount equal to 6% (six percent) of the Salary towards a fund for life insurance and pension, and shall deduct from the Executive’s Salary an amount equal to 6% (six percent) of the Salary and pay such amount towards the Pension Scheme on the Executive’s behalf; and (ii) the Company will pay an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary towards a severance compensation. The Executive may request a different type of Pension Scheme, provided that that the total payments by the Company towards such scheme will not be greater than the total payments by the Company set forth above in this Section 7.1.

	7.2.	For the avoidance of doubt, it is hereby expressed that if and in the event that the Executive decides that the said payments to the Pension Scheme should be deposited in a policy already existing to his benefit or that shall be created for such purpose, the Company shall not be liable for any action or omission related to deposit of payments in such policy, which is not related to the Executive’s employment in the Company.

	7.3.	As of the first calendar month following the Effective Date, the Company and the Executive will maintain an advanced study fund (Keren Hishtalmut). The Company will contribute to such fund an amount equal to 7.5% of the Base Salary, and will deduct from the net Base Salary and transfer to such fund an amount equal to 2.5% of the Base Salary, but up to the maximum amount exempted from tax payment under applicable laws. For the avoidance of doubt, no amount remitted by the Company in respect of this paragraph will be considered as part of the Base Salary for purposes of any deduction therefrom or calculations of severance pay.

8.	Vacation. The Executive will be entitled to 28 paid vacation days per year. The Company will be entitled to direct the use of the vacation days, at its discretion. Executive shall be entitled to accumulate unused vacation days.

9.	Expenses. The Executive shall be entitled to reimbursement of all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, and the like incurred by him in the interest of the Company (all upon submission of appropriate documentation).

10.	Car.

	10.1.	During the Term, the Company shall provide the Executive with the exclusive use of a car, for his business and his and his family’s personal use, which car shall be Employee existing car – Ford Edge license #59-391-71(the “Car”). The Company shall bear all expenses with respect to the Car, including gasoline expenses, comprehensive insurance coverage, maintenance, repairs and other costs of the Car, excluding payment of parking tickets or traffic tickets and any tax for which Executive is liable for the value of the use of the.

	10.2.	The Executive shall use said Car reasonably and properly as an owner who cares for his property.

	10.3.	In the absence of another arrangement in writing between the Executive and the Company, at the end of the Term the Executive shall have the right to (i) buy the Car at its market value minus 20%; or (ii) return the Car to the Company.

11.	Sick Leave & Convalescence Pay. The Executive is entitled to sick leave, sick pay and convalescence pay at the rates and times prescribed by law.

12.	Policies and Procedures. Executive undertakes to abide by the Company’s policies and procedures as they may be from time to time.

13.	Tax. The Company shall legally deduct and withhold income tax payments and any other obligatory payments, such as social security and health insurance, from all the payments, which shall be paid to the Executive in accordance with this Agreement and as required by law, and as shall be updated from time to time. The Executive hereby instructs the Company to deduct such payments towards the Study Fund and the Pension Scheme, from his Salary.

14.	Assignment. This Agreement may not be assigned under any circumstances by either party. Neither the Executive nor his estate shall have any right to commute, encumber or dispose any rights to receive payments hereunder, it being agreed that such payment and the right thereto are nonassignable and nontransferable.

15.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a court located in Tel Aviv, Israel and the parties hereto consent to jurisdiction before and waive any objections to the venue of such courts. The parties hereto agree to accept service of process in connection with any such action or proceeding in any manner permitted for a notice hereunder.

16.	General. Headings in this Agreement are included for reference purposes only and are not to be used in interpreting this Agreement. The exhibits to this Agreement constitute an integral part thereof. Subject to applicable law, no collective bargaining agreement will apply to the relationship between the parties. No failure, delay of forbearance of either party in exercising any power or right hereunder will in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof. In the event it is determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination will not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby. This Agreement is personal and constitutes the entire understanding and agreement between the parties, regarding the employment of the Executive and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof , and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties. The Executive acknowledges and confirms that all terms of Executive’s employment are personal and confidential, and undertakes to keep such term in confidence and refrain from disclosing such terms to any third party.

17.	The Executive acknowledges that this Agreement, together with the Exhibits thereto, constitutes a due notice to the Executive of the terms of employment, as required under law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

[SIGNATURE PAGE FOLLOWS]

GLOBISENS LTD. (Company)	DOVI BRUKNER

Signature :
By:

BOXLIGHT CORPORATIN
(Parent)

By:

Exhibit A

Confidentiality, Invention Assignment and Non-Competition Undertaking

(the “Undertaking”)

I, the undersigned, __________ (ID No. ____________), hereby declare and undertake towards Globisens Ltd. (the “Company”) as follows:

1.	In this Undertaking: the term “Confidential Information” means any and all information relating to the Company’s proprietary technology or business, including, without limitation, information, data, know-how, formulas, concepts, tests, trial results, trial protocols and trial procedures, drawings, specifications, applications, designs and trade secrets, patents, know-how, technology data and all other information, design methodology, engineering and manufacturing processes and data and information related to equipment, suppliers, sales, customers, potential customers, business operations and plans, financial situation, members, Executives and investors.

2.	The term “Confidential Documents” means any documents containing Confidential Information, including without limitation: (i) any documents, notes, memoranda, trial protocols, summaries, analyses, paper works, sketches, designs, charts, specifications, prints, compilations, or any other writings relating to the Confidential Information, and any other materials embodied in drawings, floppy discs, tapes, CD ROM, software or in any other possible way containing or relating to the Confidential Information or any part thereof, whether or not prepared by the Company or on its behalf, (ii) all documents received, used, or that shall be received or used, by me in relation with my engagement with the Company, and/or (iii) the contents of such Confidential Documents as stored in my memory.

3.	I am fully aware that the Confidential Information and Confidential Documents are the exclusive property of the Company, and that they were made or shall be made available to me and for my use solely for the purpose of my work as an Executive of the Company.

4.	I undertake towards the Company as follows:

	4.1.	To maintain as fully confidential all Confidential Information and Confidential Documents;

	4.2.	Not to disclose or divulge to any third party, or allow any third party access to any of the Confidential Information or Confidential Documents, or use any of thereof, whether directly or indirectly, save exclusively for the purposes of my work as an Executive of the Company.

	4.3.	Not to misuse any of the Confidential Information or Confidential Documents, or any part thereof, in a manner other than the usual use of the Confidential Information and Confidential Documents and for a purpose other than the purpose for which the Confidential Information and Confidential Documents were divulged to me.

	4.4.	Not to duplicate, copy, scan, or create in any other way copies of the Confidential Documents or any part thereof, except for the purpose for which the Confidential Information and Confidential Documents were divulged to me.

	4.5.	Upon demand from the Company, at any time whatsoever, to promptly return to the Company the Confidential Information and Confidential Documents or any part thereof or copies thereof in any form whatsoever, and to, if so required, confirm in writing to the Company that all the Confidential Information and Confidential Documents or any copies thereof in any form whatsoever which had been in my possession have been returned to the Company, and that I did not retain any copies of it, including copies made by electronic forms.

	4.6.	I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

5.	I further undertake and confirm:

	5.1.	To promptly disclose in confidence to the Company any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, experiments, know- how, computer software programs, databases, mask works and trade secrets of any kind whatsoever, whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment (whether or not in the course of my employment) (“Inventions”).

	5.2.	That all Inventions that (a) are developed using equipment, supplies, facilities or Confidential Information of the Company, or (b) result from work performed by me for the Company, or (c) relate to the Company’s business or current or anticipated research and development, are and will be the sole and exclusive property of the Company, all whether conceived and developed during my employment in the Company and/or prior to my employment by the Company (“Company’s Inventions”).

	5.3.	That the consideration received by me from the Company constitute the sole and exclusive consideration to which I am entitled, by virtue of any contract or law (including, but not limited to, the Israeli Patent Law, 5727-1967) (the “Patent Law”), in respect of any and all Company’s Invention, and I hereby waive all past, present and future demands, contentions, allegations or other claims, of any kind, in respect thereof, including the right to receive any additional royalties, consideration or other payments. Without derogating from the aforesaid, it is hereby clarified that under no circumstances I shall be deemed to have any proprietary right in any such Company’s Invention, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This agreement if expressly intended to be an agreement with regard to the terms and conditions of consideration for service inventions in accordance with Section 134 of the Patent Law.

	5.4.	To transfer and assign to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company’s Invention, and any and all moral rights that I may have in or with respect to any Company’s Invention.

	5.5.	To assist the Company, at the Company’s expense, in every proper way, to obtain for the Company and enforce patents, copyrights, trademarks, mask work rights, and other legal protections for the Company’s Inventions in any and all countries, and to sign any documents that the Company may reasonably request for use in obtaining or enforcing such patents, trademarks, copyrights, mask work rights, trade secrets and other legal protections.

	5.6.	That in the event that the Company is unable for any reason, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding provisions with the same legal force and effect as if executed by me. I hereby waive and relinquish to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.

6.	The restrictions of use and disclosure set forth in this Undertaking shall not apply to any Confidential Information and Confidential Documents, which after they were disclosed, became available to the general public, through no breach of a confidentiality undertaking towards the Company.

7.	I hereby undertake that during the term of my employment or engagement with the Company:

	7.1.	Not to engage, directly or indirectly, with any customer or potential customer or sub-contractor of the Company (whether as Executive, consultant, self-employed or otherwise) in any matter relating to the Company’s business, except if such engagement is made on behalf of the Company.

	7.2.	Not to engage, directly or indirectly, for whatsoever reason, in Israel or anywhere else, in any business, position, employment or other engagement whatsoever in the sphere of operations of the Company, which directly or indirectly competes with the Company’s business, except if such engagement is made on behalf of the Company. For avoidance of doubt, in this Section 7.3, Company’s operations and Company’s business mean operations and/or business which are actually performed or under substantial development at any time during my engagement with the Company.

	7.3.	Not to, directly or indirectly, solicit or cause: (i) any customer or sub-contractor of the Company to terminate its engagement with the Company for the purpose of associating with any business or activity, which competes with the Company’s business or – (ii) a person in the employ of the Company to terminate his/her employment for the purpose of associating with any business or activity, which competes with the Company’s business.

8.	It is agreed and recorded that, without prejudice to any right or remedy which is available to the Company under any law or agreement, the unauthorized disclosure or use of any Confidential Information and Confidential Documents or a breach of this Undertaking, shall cause immediate or irreparable injury to the Company and that the Company cannot be adequately compensated for such injury in monetary damages; therefore, in order to safeguard the Company from any possible breach of such Undertaking, I consent in advance that the Company shall be permitted to obtain, from any Israeli Court or Israeli Tribunal, any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure, use or breach, or threat of unauthorized disclosure, use or breach.

9.	This Undertaking shall form an integral part of my employment with the Company and a breach of my obligations hereunder, shall also constitute a material breach of such employment agreement.

10.	This Undertaking shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction in all matters pertaining or relating thereto.

11.	If any condition, term or covenant of this Undertaking shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

12.	Unless specifically limited herein, this Undertaking shall be valid: (i) during the term of my engagement with the Company, and unless the Company waived such right in writing, following termination of my engagement with the Company without time limitation; (ii) in Israel or outside Israel, and - (iii) whether such Undertaking may or may not be registered under any register prescribed by law.

Executive Name:

I.D:

Signature:

Date: